UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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INTERNATIONAL SEAWAYS, INC.
(Name of Registrant as Specified In Its Charter)

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INTERNATIONAL SEAWAYS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2025

To the Stockholders of International Seaways, Inc.:
We cordially invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of International Seaways, Inc. (the “Company” or “INSW”), to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Tuesday, June 10, 2025, at 2:00 p.m. Eastern time. You will also be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website www.virtualshareholdermeeting.com/INSW2025. In order to join the Annual Meeting virtually, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held). The Annual Meeting will be held for the following purposes:
(1)	Electing the nine (9) director nominees named in the accompanying Proxy Statement, each to serve until the annual meeting of the Company to be held in 2026;
(2)	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025;
(3)	Approving, by advisory vote, the compensation of the Named Executive Officers for 2024 as described in the accompanying proxy statement; and
(4)	Approving the INSW 2025 Management Incentive Compensation Plan.
We will also act on any other business that is properly raised in accordance with the Company’s by-laws.
Only stockholders of record at the close of business on April 16, 2025 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.
Your vote is important so that your shares are represented at the Annual Meeting. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning by mail your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person or virtually. If you attend the meeting and wish to vote, you may withdraw your proxy and vote at that time. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your prompt consideration is greatly appreciated.
The U.S. Securities and Exchange Commission (the “SEC”) rules allows issuers, including us, to furnish certain proxy materials to their stockholders over the Internet. These rules lower delivery costs and reduce the environmental impact of our Annual Meeting, while allowing us to provide stockholders with the information they need. If you requested a printed copy of these materials, we have included a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (with this notice and the accompanying Proxy Statement, the “2024 Annual Report”).

By order of the Board of Directors,
JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary
New York, New York
April 30, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIAL FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 10, 2025
You may access the following materials at http://www.intlseas.com/investor-relations/governance/governancedocuments/:
•	the Notice of Annual Meeting of Stockholders of the Company to be held on June 10, 2025;
•	the Company’s Proxy Statement for the Annual Meeting;
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2024; and
•	the form of proxy card.

INTERNATIONAL SEAWAYS, INC.
600 Third Avenue, 39th Floor
New York, New York 10016
PROXY STATEMENT
WHO WE ARE
International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) is one of the world’s largest balanced tanker companies, providing energy transportation services for crude oil and petroleum products in international markets. At December 31, 2024, the Company owned and operated an International Flag fleet of 78 vessels on the water (totaling an aggregate of 9.1 million deadweight tons), consisting of 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, eight LR1s and 39 MR tankers. Since December 31, 2024, the Company has sold two 2010-built VLCCs and acquired two 2015-built MRs and also has six dual-fuel ready LR1 newbuilds scheduled for delivery between the second half of 2025 and the third quarter of 2026, bringing the total operating and newbuild fleet to 84 vessels at April 30, 2025, the date of this Proxy Statement.
The Company’s customers, including those of commercial pools in which it participates, include major independent and state-owned oil companies, oil traders, refinery operators and international government entities. We generally charter our vessels to customers either for specific voyages at spot rates through the services of pools in which INSW participates, or for specific periods of time at fixed daily rates through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of time charter equivalent revenues because they are fixed for specific periods of time.
2024 in Review
Our goals for 2024 were to (i) further maximize our fleet’s earnings potential through safe and reliable operations, opportunistic charter-ins / charter-outs, and sales and purchases of vessels, (ii) continue to build on our track record as a disciplined capital allocator and (iii) execute transactions that would ultimately unlock the value of our shares to investors.
We executed these goals during 2024 by:
•	Building on our track record as a disciplined capital allocator:
•
In a cyclical business such as ours, we believe that disciplined capital allocation requires levers to be pulled at the right times in the cycle. We have a track record of buying vessel assets as low points, voluntarily decreasing our leverage and returning a substantial amount of cash to shareholders.

•	We paid out $309.4 million in returns to our stockholders during 2024 primarily in the form of dividends with $25 million in share repurchases.
•	Maintaining our fleet optimization program:
•	We sold one 2009-built MR and two 2008-built MRs, resulting in net proceeds of approximately $72 million after fees and commissions and recognizing total gains of approximately $41.1 million.

•
We purchased four 2015-built MRs and two 2014-built MRs en bloc for an aggregate price of $232 million. Eighty-five percent of the purchase price consideration was funded by available liquidity and the balance of fifteen percent with the issuance of the Company’s common stock.

•
We declared options to build two additional dual-fuel ready LR1 product tankers at the same shipyard where our other four newbuild LR1s were contracted. The six LR1s are contracted for delivery between the second half of 2025 and the third quarter of 2026. The total construction cost for the vessels will be approximately $359 million, which will be paid for through a combination of long-term financing and available liquidity.

•
We opportunistically locked in $83.2 million of minimum revenues (before reduction for brokerage commissions) on non-cancelable time charters for one LR2 and two MRs with charter expiry dates ranging from January 2027 to April 2027. At December 31, 2024, the remaining future minimum revenues under these charters (approximately $69.0 million), when aggregated with the remaining future minimum revenues (excluding any applicable profit share) under time charters entered into in previous years, totaled approximately $309.6 million.

•
We entered into an agreement under which we agreed to sell one 2010-built VLCC and one 2011-built VLCC for an aggregate sales price of $116.6 million and purchase three 2015-built MRs from the same counterparty for an aggregate purchase price of $119.5 million, resulting in a net cash outflow of $2.9 million. One of the MRs was delivered to the Company on December 30, 2024 and the sale and purchase transactions on the four remaining vessels closed between January and February 2025.

•	Executing a number of liquidity enhancing, deleveraging and financing diversification initiatives, including:
•	We prepaid the outstanding principal balance of $20.3 million and terminated the ING Credit Facility.
•
We entered into an agreement to amend and extend our existing $750 Million Credit Facility, under which we had a remaining term loan balance of $94.6 million and undrawn revolver capacity of $257.4 million at March 31, 2024. The new agreement consists of a $500 million revolving credit facility (the “$500 Million Revolving Credit Facility”) that matures in January 2030. By entering into the $500 Million Revolving Credit Facility we have (i) eliminated $19.5 million in mandatory quarterly debt repayments since the balance drawn on closing is not required to be repaid until maturity, (ii) reduced cash break evens by over $3,000 per day, (iii) extended the maturity profile of the facility from 2027 to 2030, and (iv) reduced future interest expense through a margin reduction of over 85 basis points.

2024 Financial Performance Highlights
In 2024, we recorded our second best annual financial results since becoming an independent public company in 2016, as the 2024 results trailed only the very strong results achieved during 2023. Shipping revenues and TCE Revenues for 2024 were $1.0 billion and $0.9 billion, respectively. Approximately 53% of our TCE Revenues were generated from our Product Carriers segment and 47% from our Crude Tankers segment. Income from vessel operations decreased by $160.2 million to $455.2 million in 2024, from $615.4 million in 2023, primarily driven by lower average daily rates across most of INSW’s fleet sectors. We achieved an Adjusted EBITDA of $583.3 million in 2024 compared to $723.8 million in 2023. “TCE Revenues” is a non-GAAP financial measure that represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter, while “Adjusted EBITDA” is a non-GAAP financial measure that represents net income before interest expense, income taxes and depreciation and amortization expense adjusted for the impact of certain items that INSW does not consider indicative of our ongoing operating performance, as disclosed in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2024 Annual Report. These measures provide additional meaningful information when compared to the most directly comparable GAAP measure as they assist management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. We have included reconciliations of TCE Revenues to shipping revenues and of Adjusted EBITDA to net income in the 2024 Annual Report.
In addition, we continued to further enhance our strong balance sheet by increasing total liquidity to $632.2 million at the end of 2024 from $601.2 million at the end of 2023, and ended the year with 45% (i.e., 35 vessels) of our fleet unencumbered, a net loan to value ratio of 15.5%, and a net debt-to-capital ratio of 22.2%. We made approximately $338.8 million in capital investments for vessel and other property purchases, vessel improvements, vessel construction and drydocking. We also returned capital to our shareholders through cash dividends totaling $284.4 million and $25.0 million in repurchases of our Common Stock.
Sustainability and Governance
INSW is committed to working to address Sustainability and Governance issues as a part of our core culture. Accordingly, we strive to meet, and when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry.
In 2024, we published our fifth annual Sustainability Disclosure Report, which outlined our Sustainability and Governance metrics and performance in 2023 compared with 2022 as well as our vision and goal for the future. Our core philosophy is to transport energy safely and efficiently. The Sustainability Disclosure Report may be accessed at our website https://www.intlseas.com and clicking on Sustainability and then Sustainability Disclosure Report on the bottom of the page. The Sustainability Disclosure Report is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange of 1934, as amended (the “1934 Act”), including this Proxy Statement.
We are focused on various matters in connection with Sustainability and Governance issues:
•
Sustainability. We are acutely aware of our role as a crude and petroleum products transporter in a world gradually transitioning to cleaner energy sources. While we believe that oil will continue to play a significant role in the global energy landscape during this transition, we are committed to supporting and adapting to the shift toward cleaner energy. We welcome and support efforts, such as those led by the Task Force on Climate-related Financial Disclosures (“TCFD”), to increase transparency and to promote investors’ understanding of how we and our industry peers are addressing environmental related risks and opportunities particular to our industry. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time. We have disclosed certain information relating to sustainability and governance on our website, including our Sustainability Disclosure Report, aligned with the Sustainability Accounting Standards Board (SASB) Marine Transportation standard, and recommendations provided by the TCFD. The report includes information on how we monitor, manage and perform on material sustainability and governance issues in the face of increasing expectations and regulations.

•
Governance. Our Board of Directors which had nine members as of December 31, 2024, including seven independent members, three women (including the Chief Executive Officer) and a member of an underrepresented minority group, has experts in shipping and compliance and engages in regular discussions relating to environmental matters and the Company’s response to environmental related risks and opportunities. During 2024, the Board established the Sustainability and Safety Committee of the Board to assist the Board in fulfilling its sustainability oversight responsibilities with respect to sustainability policies, strategies and programs. The Company’s management team, led by the Chief Executive Officer, has the day-to-day responsibility to execute the action plans as approved by the Board and the Sustainability and Safety Committee.

•	Strategy. We are committed to sustainability and governance practices as a part of our core culture. To achieve our goals, we have taken actions which include:
•
The establishment of a Performance and Sustainability team that is tasked with both educating the organization as well as putting in place programs and initiatives to expand our decarbonization efforts;

•
The continuing implementation of a third-party data collection and analysis platform which allows data to be gathered from our vessels for use in advanced analytics with the aim of reducing our fuel consumption and carbon dioxide (“CO2”) and greenhouse gas (“GHG”) emissions;

•
The inclusion of a sustainability-linked pricing mechanism in both the $500 Million Revolving Credit Facility and the $160 Million Revolving Credit Facility. The mechanism has been certified by an independent, leading firm in sustainability and corporate governance research as meeting sustainability-linked loan principles. The adjustment in pricing will be linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s (“IMO”) industry reduction targets in GHG emissions by 2050 (as per the 2023 IMO Strategy on Reduction of GHG Emissions from Ships). This key performance indicator is calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles, the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios. The relevant emissions data for our fleet will be reported to the applicable Classification Societies, the IMO and the lenders under our sustainability-linked loan facility. We also intend to make such emissions data publicly available. In addition to this GHG reduction measure, the pricing mechanism in the $500 Million Revolving Credit Facility also includes key performance indicators relating to crew safety and investment by the Company aimed at improving energy efficiency and the reduction of emissions;

•	Participation in ITOPF (formerly known as the International Tanker Owners Pollution Federation), the leading not-for-profit marine ship pollution response advisors;
•
Participation in the Marine Anti-Corruption Network, a global business network of over 220 members whose vision is a maritime industry free of corruption that enables fair trade to the benefit of society at large;

•	Membership in the Society for Gas as a Marine Fuel, an organization providing expertise on the use of low and zero carbon marine fuels;
•	Membership on the steering committee of Together in Safety, an industry consortium connecting the maritime sector to improve safety performance;
•	Participation on the steering committee of the All Aboard Alliance, which aims to make the maritime industry more diverse and inclusive and to ensure equitable opportunities for everyone;
•	Participation in the North American Marine Environmental Protection Association;
•
Participation as a signatory to the Neptune Declaration on Seafarer Wellbeing and Crew Change, in a worldwide call to action to improve working conditions for seafarers by increasing transparency around mental health, connectivity, shore leave, and work/rest hours;

•
Participation as a signatory to the Gulf of Guinea Declaration on the Suppression of Piracy, which has been signed by more than 500 organizations across the maritime industry and sets out a series of steps to help decrease and end the threat of piracy in the Gulf of Guinea;

•	The installation of Ballast Water Treatment Systems on vessels to comply with all applicable regulations;
•
Specific consideration of overall fuel consumption when selecting vessel purchase candidates and ships in our fleet to consider for disposition, in order to reduce our fleet’s contribution to GHG emissions; and

•
Our continued commitment to practice environmentally and socially responsible ship recycling. Stoppage of work until identified unsafe working conditions are rectified and improvements in procedures for materials handling were some of the positive takeaways noted from our most recent recycling projects.

Additionally, we are developing a plan to meet the IMO’s 2050 and interim GHG emissions targets. The pathway to achieve these targets includes short-term, mid-term and long-term components, such as:
•
We have embarked on a significant Fleet Decarbonization Project to enhance and align our sustainability strategy with stakeholder expectations. We are undertaking a comprehensive assessment of the future readiness and decarbonization capabilities of our vessels. This project will set the foundation for a robust formalized transition plan, ensuring that our fleet is well-prepared to meet the demands of a low-carbon future.

•	We currently operate three dual-fuel LNG VLCCs, and we expect these tankers to be well suited to adhere to future environmental regulation throughout their life.
•	We are currently constructing six dual-fuel ready LR1s, as discussed in the “2024 in Review” section above.
•
We have installed, and placed a number of additional orders for, energy savings devices such as wake improvement ducts, propellor boss cap fins (PBCFs), and advanced hull coatings which significantly reduce our carbon footprint and adhere to future environmental regulations.

•
We are actively studying other technologies, such as e-fuels and carbon capture, which are not yet mature, or available at scale, but could prove to be an important part of achieving the industry’s decarbonization ambitions.

Human Capital Resources
Management depends on the Company’s workforce to provide superior service and to ensure its vessels are operated safely and securely. Seafarers are hired by the technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of INSW. We are committed to creating a safe, healthy and secure workplace at sea and ashore. We are also committed to providing safe, reliable and environmentally sound transportation to our customers. The development, attraction and retention of employees at sea and ashore is a critical success factor for the Company for succession planning and sustaining our core values.

INFORMATION CONCERNING SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York on Tuesday, June 10, 2025 at 2 p.m. Eastern time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. You will be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website www.virtualshareholdermeeting.com/INSW2025. In order to join the Annual Meeting virtually, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held).
Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 30, 2025.
Participating in the Annual Meeting in 2025
The Company’s Annual Meeting will be conducted through a hybrid meeting model: in person and online. Stockholders at the close of business on the Record Date will be allowed to communicate with us and ask questions in person or online before and during the Annual Meeting.
A summary of information about participating in the Annual Meeting online follows:
•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/INSW2025
•	Webcast starts at 2:00 p.m., Eastern Time
•	Online check-in is expected to begin at 1:45 p.m., Eastern time, and you should allow up to 15 minutes for the online check-in procedures.
•	Stockholders will be able to vote and submit questions while attending the Annual Meeting
•	Please have your 16-digit control number to enter the Annual Meeting
•	Information on how to attend and participate via the Internet will be posted at www.virtualshareholdermeeting.com/INSW2025
Stockholders who participate in the Annual Meeting by way of the link provided above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.
Record Date, Shares Outstanding and Voting
Only stockholders of record at the close of business on April 16, 2025 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had one class of voting securities, its Common Stock, of which 49,338,204 shares were outstanding on the Record Date and entitled to one vote each (the “Common Stock”). A list of our stockholders will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.
All shares represented by the accompanying proxy, if it is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no instructions are provided, the proxy will be voted (1) FOR the election of directors, (2) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025, (3) FOR approval, in an advisory vote, of the compensation for 2024 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the “NEOs”), as described in “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement, and (4) FOR approval of the International Seaways, Inc. 2025 Management Incentive Compensation Plan.

Each of the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025, and the approval of the International Seaways, Inc. 2025 Management Incentive Compensation Plan requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and, in the case of the election of directors, entitled to vote on the election of directors. The advisory vote on approval of the compensation to the NEOs for 2024 is non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.
Your vote and ensuring that your shares will be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person or virtually.
Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of votes cast.
New York Stock Exchange (the “NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young LLP without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors, executive officer compensation, approval of the incentive compensation plan and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of the appointment of Ernst & Young LLP) but will not affect the outcome of any other matter being voted upon at the Annual Meeting.
All of these matters are very important to the Company, and we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.
Expenses
The cost of soliciting proxies for the meeting will be borne by the Company. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of votes for a fee of up to $20,000 plus reimbursement of expenses, which will be paid by the Company. The Company will also reimburse brokers and others who are only record or nominee holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners. Directors and officers of the Company may solicit proxies personally or by telephone or facsimile, but will not receive additional compensation for doing so.
Proposals for 2026 Annual Meeting of Stockholders
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), any proposals of stockholders that are intended to be presented at the Company’s 2026 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than December 31, 2025, and must comply with all other applicable legal requirements, in order to be included in the Company’s proxy statement and form of proxy for that meeting.
Stockholders who wish to propose a matter for action at the Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement for that meeting, must notify the Company in writing of the information required by the provisions of the Company’s Amended and Restated By-laws (the “By-laws”) dealing with stockholder proposals. The notice must be delivered to the Company’s Corporate Secretary between March 12, 2026 and April 11, 2026. Stockholders can obtain a copy of the By-laws on the Company’s website https://www.intlseas.com/investor-relations/
governance/governance-documents or by writing the Corporate Secretary at: Corporate Secretary, International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Our Board of Directors currently has nine (9) members, and each director serves for a one-year term. The number of authorized directors was reduced from ten to nine in connection with the retirement of Mr. Douglas D. Wheat as Chairman of the Board on November 22, 2024. At the Annual Meeting, stockholders will vote on the nine nominees named below, all of whom are incumbent members of the Board. Each of the nine incumbent director nominees was elected by a majority of stockholders voting at the annual meeting of stockholders held in June 2024.
The nomination of Mr. Kristian K. Johansen as a director in 2024 followed discussions with representatives of Seatankers of which Famatown Finance Limited, the Company’s largest stockholder, is a member. In connection with his nomination, Mr. Johansen delivered an irrevocable conditional letter of resignation to the Board (the “Letter”) in which Mr. Johansen agreed to resign from the Board upon the occurrence of certain events specified in the Letter, including if any member of Seatankers becomes adverse to the Company or if Mr. Johansen fails to comply with the Company and Board policies applicable to directors. The Letter remains in effect. The nominees identified below were selected by the Board upon the recommendation of the Corporate Governance and Risk Assessment Committee (the “Governance Committee”), and each nominee has consented to serve if elected. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2026 Annual Meeting and until their successors are elected and qualify. We are not aware of any reason the nominees would not be able to serve if elected. Three (3) of the nine (9) director nominees are women and one (1) of the nominees is a member of an underrepresented minority group.
There are no family relationships among our directors, or between our directors and executive officers, and the Board has determined that each of the director nominees other than Ms. Lois K. Zabrocky and Mr. Craig H. Stevenson, Jr. is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE, and that each of the director nominees other than Ms. Zabrocky and Mr. Stevenson is independent under the rules of the SEC and the NYSE relating to audit committees. See “Corporate Governance And The Board — Independence” below.
Election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.
Recommendation of the Board
The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The terms of elected directors will expire as of the date of the annual meeting of stockholders to be held in 2026, or will continue until their successors are elected and have qualified. The age of each director is as of the date of this Proxy Statement.

Darron M. Anderson Independent Director Director since June 2024 Age: 56 Committee Membership • Compensation • Sustainability and Safety	Professional Experience
•
Mr. Anderson currently serves of President and Chief Executive Officer of Stallion Infrastructure Services Ltd., a market leading temporary infrastructure services company supporting many different end-markets including the U.S. oil and gas industry (“Stallion”)

•
From March 2017 until 2021 when he became President and Chief Executive Officer of Stallion, Mr. Anderson was President and Chief Executive Officer of Ranger Energy Services, Inc. (“RES”) (NYSE: RNGR), a diversified completion and production services company operating across all major U.S. Shale Basins. Mr. Anderson was responsible for successfully implementing and executing an initial public offering on the NYSE of RES in August 2017

•
Mr. Anderson began his career in the oil and natural gas industry as a drilling engineer for Chevron Corporation in 1998, holding positions of increasing responsibility across U.S. Land, Offshore and Canada. Mr. Anderson resigned from Chevron in 1998 to pursue an entrepreneurial career in oil field services where he spent the last 27 years building successful service organizations focused on land and offshore drilling, completion and production operations

Skills and Expertise
•
Mr. Anderson’s extensive leadership experience in the energy industry, particularly in offshore and on land drilling, with an entrepreneurial spirit and mindset, and demonstrated significant visionary, transactional and operational improvement skills, will make him a valuable asset to the Board

Other Board Experience
• Current Public Boards
○ Tidewater, Inc. (NYSE: TDW)
• Previous Boards & Organizations: Ranger Energy Services, Inc. (NYSE: RNGR); Sidewinder Drilling, LLC; and Express Energy Services, LLC
Education and Certification
• Mr. Anderson holds a Bachelor of Science in Petroleum Engineering from the University of Texas, Austin

Timothy J. Bernlohr Independent Director Age: 66 Director since November 2016 Committee Membership • Compensation (Chair) • Governance	Professional Experience
•
Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC (“TJB”), which specializes in providing project-specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services

•
Prior to founding TJB in 2005, he was the President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets

	•	Before joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries and held various management positions
•
Mr. Bernlohr has significant experience in both the energy and maritime sectors having served as chairman or director of Petro Rig; Hercules Offshore, Inc.; Aventime Renewable Resources; Trident Resources; San Antonio Oil and Gas S.A.; Windstar Cruise Lines; Senvion S.A.; Edison Mission Energy; and US Power Generating Company

Skills and Expertise
	•	Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board
Other Board Experience
	•	Current Public Boards
○ Smurfit Westrock Plc (NYSE: SW) (Chairman of the Compensation Committee)
○ Spirit Airlines, Inc. (OTC: SAVEQ) (Chairman of the Compensation Committee)
•
Previous Boards & Organizations: Atlas Air Worldwide Holdings, Inc; Chemtura Corporation; Rock-Tenn Company and WestRock Company (each, a predecessor of Smurfit Westrock Plc); Cash Store Financial Services, Inc; Skyline Champion Corporation; Overseas Shipholding Group, Inc. (“OSG”); and F45 Training Holdings Inc.

Education and Certification
	•	Mr. Bernlohr is a graduate of Pennsylvania State University

Ian T. Blackley Independent Chairman of the Board Age: 70 Chairman since November 2024 and a Director since July 2013 Committee Membership • Sustainability and Safety (Chair)	Professional Experience
	•	Mr. Blackley was the President and Chief Executive Officer of OSG (the former parent corporation of the Company) from January 2015 until his retirement in December 2016
	•	From September 2014 to November 2016, Mr. Blackley was the Senior Vice President and Chief Financial Officer of the Company
•
After joining OSG in 1991, Mr. Blackley held numerous operating and financial positions before he was appointed President and Chief Executive Officer, including Executive Vice President and Chief Operating Officer (from December 2014 to January 2015), Senior Vice President (from May 2009 to December 2014), Chief Financial Officer (from April 2013 to December 2014) and Head of International Shipping (from January 2009 to April 2013)

	•	Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991
Skills and Expertise
	•	Mr. Blackley’s extensive experience both with the shipping industry generally, and the Company in particular, makes him a valuable asset to the Board
Other Board Experience
	•	Mr. Blackley does not currently serve on other public company boards
	•	Previous Boards & Organizations: Gard P.& I. (Bermuda) Ltd.; OSG (including the Company as a wholly-owned subsidiary)
Education and Certification
	•	Mr. Blackley holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license

A. Kate Blankenship Independent Director Age: 60 Director since July 2021 Committee Membership • Audit • Compensation	Professional Experience
	•	Mrs. Blankenship served as Chief Accounting Officer and Company Secretary of Frontline Ltd. from 1994 to 2005
Skills and Expertise
	•	Mrs. Blankenship’s substantial experience in international shipping as an accountant and a director makes her a valuable asset to the Board
Other Board Experience
	•	Current Public Boards
○ Borr Drilling Limited (NYSE: BORR) (Chair of the Audit Committee and Compensation Committee)
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Previous Boards & Organizations: Diamond S Shipping Inc. (“Diamond S”) (until merger with the Company); Eagle Bulk Shipping Inc.; 2020 Bulkers Ltd. (OSE: 2020); North Atlantic Drilling Ltd.; Archer Limited; Golden Ocean Group Limited; Frontline Ltd.; Avance Gas Holding Limited; Ship Finance International Limited; Golar LNG Limited; Golar LNG Partners LP; Seadrill Limited; and Seadrill Partners LLC

Education and Certification
	•	Mrs. Blankenship has a Bachelor of Commerce degree from the University of Birmingham
	•	Mrs. Blankenship is also a Member of the Institute of Chartered Accountants of England and Wales

Randee E. Day Independent Director Age: 77 Director since November 2016 Committee Membership • Audit (Chair) • Governance	Professional Experience
	•	Ms. Day is President and Chief Executive Officer of Day & Partners, LLC, a maritime consulting and advisory company
	•	From 2020 until June 2022, she was also a senior advisor to Teneo, a global capital advisory and restructuring firm
	•	Prior to founding Day & Partners, LLC in 2011, Ms. Day served as interim Chief Executive Officer of DHT Holdings Inc. (NYSE: DHT)
•
Ms. Day was previously a Managing Director at the Seabury Group, a transportation advisory firm, the Division Head of JP Morgan’s shipping group in New York, and has additional banking experience at Continental Illinois National Bank, Bank of America and the Export-Import Bank of the United States

Skills and Expertise
	•	Ms. Day’s extensive experience in the shipping and banking industries makes her a valuable asset to the Board
Other Board Experience
	•	Ms. Day does not currently serve on other public company boards
	•	Previous Boards & Organizations: DHT Holdings, Inc.; TBS International, Inc.; Tidewater, Inc.; Ocean Rig ASA; Excel Maritime Carriers Inc.; and Eagle Bulk Shipping Inc.
Education and Certification
	•	Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate studies at George Washington University
	•	Ms. Day is also a graduate of the Senior Executives in National and International Security Program at the Kennedy School at Harvard University

David I. Greenberg Independent Director Age: 71 Director since June 2017 Committee Membership • Audit • Governance (Chair)	Professional Experience
•
Mr. Greenberg is a Managing Director of Cortina Partners LLC, a private equity firm that invests in and manages companies in the textile, health care, communications, and medical transportation and bedding industries

•
From 2017 to March 2022, Mr. Greenberg was Special Advisor (and from 2008 through 2016 was a member of the Executive Committee) for LRN Corporation, serving as Chief Executive Officer during 2020. LRN advises global companies on governance, ethics, compliance, culture and strategy issues

•
For 20 years prior to 2008, Mr. Greenberg served in various senior positions at Altria Group, Inc. (then the parent company of Phillip Morris USA), Phillip Morris International, Kraft Foods and Miller Brewing — culminating in his role as Senior Vice President, Chief Compliance Officer and a member of the Corporate Management Committee

	•	Earlier in his career, Mr. Greenberg was a partner in the Washington, D.C. law firm of Arnold & Porter
Skills and Expertise
	•	Mr. Greenberg’s investment and legal experience, particularly with respect to governance-related matters, makes him a valuable asset to the Board
Other Board Experience
	•	Mr. Greenberg does not currently serve on other public company boards
	•	Previous Boards & Organizations: Acqua Recovery LLC (Chairman); APCO Worldwide; Keystone Center (Chairman); Clean Tech Ltd.
Education and Certification
	•	Mr. Greenberg attended Williams College and has Juris Doctor and Master of Business Administration degrees from the University of Chicago

Kristian K. Johansen Independent Director Age: 53 Director since June 2024 Committee Membership • Sustainability and Safety	Professional Experience
•
Mr. Johansen currently serves as the Chief Executive Officer of TGS ASA (“TGS”) (Oslo Stock Exchange (“OSE”): TGS), a leading energy data and intelligence company. Prior to being appointed to his current position in TGS in March 2016, Mr. Johansen held several senior executive positions at TGS, including Chief Operating Officer from 2015 to 2016 and Chief Financial Officer from 2010 to 2015

•
Prior to joining TGS, Mr. Johansen served as an Associate Director of Danske Markets Inc., a Norwegian investment firm from 2000 to 2005, Executive Vice President and Chief Financial Officer of AF Gruppen ASA, a public Norwegian engineering and construction company from 2005 to 2007 and as Executive Vice President and Chief Financial Officer of EDB Business Partner ASA (formerly OSE: TIETO), a Norwegian information technology company, from 2007 to 2010

Skills and Experience
•
Mr. Johansen’s wide experience of executive and board positions in the global energy industry, combined with international finance and capital markets knowledge, will make him a valuable asset to the Board

Other Board Experience
• Current Public Boards
○ Valaris Limited (NYSE: VAL), an offshore drilling contractor
• Previous Boards & Organizations: Prosafe SE; Agrinos ASA; Seven Drilling ASA
Education and Certification
• Mr. Johansen has a Bachelor and Masters degree in Business Administration from the University of New Mexico

Craig H. Stevenson, Jr. Director Age: 71 Director since July 2021 Committee Membership • None	Professional Experience
	•	Mr. Stevenson served as a consultant to the Company from the merger in July 2021 with Diamond S until January 2022
	•	From March 2019 until the merger, he served as Chief Executive Officer, President and director of Diamond S
•
Mr. Stevenson founded DSS Holdings L.P. (“DSS LP”), the predecessor of Diamond S, in 2007 and served as its Chief Executive Officer, President and a member of its board of directors since its establishment

	•	Mr. Stevenson was previously the Chairman of the Board and Chief Executive Officer of OMI Corporation and oversaw its sale in 2007, having first joined in 1993 as Senior Vice President – Commercial
Skills and Expertise
•
Mr. Stevenson’s substantial experience and expertise in the shipping industry and knowledge of Diamond S’ affairs as its former Chief Executive Officer and President make him a valuable asset to the Board

Other Board Experience
	•	Mr. Stevenson does not currently serve on other public company boards
	•	Other Boards & Organizations: American Bureau of Shipping
•
Previous Boards & Organizations: Diamond S (until merger with the Company); SFL Corporation Limited (formerly named Ship Finance International Limited) (Non-Executive Chairman and subsequently director); Intermarine (Non-Executive Chairman)

Education and Certification
	•	Mr. Stevenson attended Lamar University, where he graduated with a degree in business administration

Lois K. Zabrocky Director, President & Chief Executive Officer Age: 55 Director since May 2018 Committee Membership • None	Professional Experience
•
Ms. Zabrocky has been the President and Chief Executive Officer of the Company since the spin-off from OSG on November 30, 2016 (the “Spin-Off”). Under her leadership, the Company’s operating and newbuilding fleet has grown from 55 vessels (including six vessels held by joint ventures) to more than 80 vessels and the Company’s revenues have increased from under $300 million to more than $1 billion

•
Prior to the Spin-Off, Ms. Zabrocky served as Co-President and Head of the International Flag Strategic Business Unit of OSG, where she was responsible for the strategic plan and profit and loss performance of OSG’s international tanker fleet

•
Ms. Zabrocky previously served in various roles during her more than 25 years at OSG, including Senior Vice President, Chief Commercial Officer of the International Flag Strategic Business Unit, and Head of the International Product Carrier and Gas Strategic Business Unit

Skills and Expertise
	•	Ms. Zabrocky’s long experience with the Company and the shipping industry makes her a valuable asset to the Board
Other Board Experience
	•	Current Public Boards
○ Tidewater, Inc. (NYSE: TDW)
•
Other Boards & Organizations: Gard P. & I. (Bermuda) Ltd.; ITOPF Limited, a not-for-profit ship pollution advisor providing advice worldwide on responses to spills of oil, chemicals and other substances at sea; the Company (as a wholly-owned subsidiary of OSG)

Education and Certification
	•	Ms. Zabrocky holds a Bachelor of Science degree from the United States Merchant Marine Academy and holds a Third Mate’s License
	•	She has also completed the Harvard Business School Strategic Negotiations and Finance for Senior Executives courses

DIRECTOR COMPENSATION
The Board has delegated to the Compensation Committee the determination of the compensation of directors, including compensation for serving on Board committees. During 2024, the Company’s non-executive Chairman of the Board (until November 22, 2024 when he retired), Mr. Douglas D. Wheat, received an annual cash retainer of $172,000 and each of the Company’s other non-employee directors who served a full term received an annual cash retainer of $80,000. On November 22, 2024, the Board appointed Mr. Ian T. Blackley as non-executive Chairman of the Board and he was paid in the first quarter of 2025 a pro-rated cash retainer of $9,752 for his services as Chairman during 2024. Mr. Darron Anderson and Mr. Kristian Johansen each received a pro-rated annual cash retainer of $44,176 for their respective services as directors, following their election to the Board at the Annual Meeting held in 2024. The Chairman of each of the Compensation Committee and the Governance Committee received an additional annual cash retainer of $20,000 and the Chairman of the Audit Committee received an additional annual cash retainer of $25,000. Each member of the three committees (other than the committee Chairman) received an additional annual cash retainer of $10,000. On December 18, 2024, the Board established the Sustainability and Safety Committee to assist the Board in fulfilling its sustainability oversight responsibilities. The Sustainability and Safety Committee Chairman received an additional pro-rated annual cash retainer of $1,250, paid in the first quarter of 2025. Each member of the Sustainability and Safety Committee (other than the committee Chairman) received an additional pro-rated annual cash retainer of $625, paid in the first quarter of 2025. No director earned any fee for attending any Board meeting or Board committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending in-person Board and Board committee meetings. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board. All directors’ cash compensation is payable quarterly in advance.
Mr. Wheat retired from the Board on November 22, 2024. He was subsequently appointed honorary Chairman Emeritus, and entered into a consulting agreement on November 27, 2024 for the benefit of the Board and the Chief Executive Officer. So long as Mr. Wheat holds this title, the agreement will continue in force. The agreement may not be terminated before November 24, 2025. On or after November 24, 2025, the agreement may be terminated upon four weeks’ prior written notice. The agreement also contains customary confidentiality and non-disparagement provisions, and the Company may terminate the agreement under certain circumstances. Mr. Wheat has already been paid an aggregate of $500,000 for his continuing services, and no additional fees are payable to him in connection with the agreement.
Under the 2020 International Seaways, Inc. Non-Employee Director Incentive Compensation Plan (the “Director Plan”), the Board has discretion to grant various types of equity-based awards to directors. The Board has delegated to the Compensation Committee administration of the Director Plan. The Compensation Committee, based upon consideration of information provided by the Compensation Committee’s independent advisors, has established the annual equity compensation of the non-Executive Chairman of the Board at $235,000 and the annual equity compensation of each other non-employee director at $115,000. On June 13, 2024, the Board granted the non-executive Chairman of the Board, Mr. Douglas Wheat, 4,110 shares of Common Stock having a fair market value of $235,000 and granted each other non-employee director 2,011 shares of Common Stock having a fair market value of $115,000, in each case vesting on the earlier of (a) June 13, 2025 and (b) the date of the Annual Meeting of Stockholders of the Company in 2025, subject to the director continuing to provide services to the Company as of such date. In connection with Mr. Wheat’s retirement as Chairman of the Board, the Board vested Mr. Wheat’s grant of 4,110 shares of Common Stock and appointed Mr. Ian T. Blackley as non-executive Chairman of the Board. The Board granted Mr. Blackley on December 18, 2024, an additional 1,620 shares of Common Stock, bringing the total fair market value of his Common Stock granted in 2024 to $169,045, vesting on the earlier of (a) June 13, 2025 and (b) the date of the Annual Meeting of Stockholders of the Company in 2025, subject to the Chairman continuing to provide services to the Company as of such date.

The following table shows the total compensation paid with respect to the Company’s non-employee directors during 2024:

	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darron M. Anderson	45,426	114,969	—	—	160,395
Timothy J. Bernlohr	110,000	114,969	—	—	224,969
Ian T. Blackley	111,002	169,045	—	—	280,047
A. Kate Blankenship	98,654	114,969	—	—	213,623
Randee E. Day	115,000	114,969	—	—	229,969
David I. Greenberg	110,000	114,969	—	—	224,969
Kristian K. Johansen	44,801	114,969	—	—	159,770
Joseph I. Kronsberg(3)	40,000	—	—	—	40,000
Nadim Z. Qureshi(4)	22,500	—	—	—	22,500
Craig H. Stevenson, Jr.	80,000	114,969	—	—	194,969
Douglas D. Wheat(5)	172,000	234,969	—	250,000(5)	656,969

(1)
Consists of annual or pro-rated Board fees, annual or pro-rated Board Chairman and annual Chairman of the Audit, Compensation and Governance Committees fees, pro-rated annual Chairman of Sustainability and Safety Committee fees and annual or pro-rated committee member fees.

(2)
Stock awards are calculated at grant date fair value in accordance with FASB Topic 718. As of December 31, 2024, the Chairman of the Board, Mr. Blackley, held 3,631 shares of unvested restricted shares of Common Stock and, as of such date, each other non-employee director held 2,011 shares of unvested restricted shares of Common Stock, for an aggregate of 17,708 shares of unvested restricted shares of Common Stock at 2024 year end.

(3)	Mr. Kronsberg served as a director of the Company from January 1, 2024 until the Annual Meeting on June 12, 2024.
(4)	Mr. Qureshi served as a director of the Company and a member of the Compensation Committee from January 1, 2024 until his resignation in February 2024.
(5)	An additional $250,000 of consulting fees was paid to Mr. Wheat in the first quarter of 2025, and no additional fees are payable to Mr. Wheat under his agreement.
Director Stock Ownership Guidelines
The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.
The Board has adopted stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years after becoming a director to own shares of the Company’s common stock (including restricted stock units and restricted shares convertible into shares of stock and stock owned by his or her spouse and minor children), with a market value equal to at least three times his or her annual cash base retainer. At December 31, 2024, each non-employee director was in compliance with such stock ownership guidelines.

CORPORATE GOVERNANCE AND THE BOARD
General
Corporate Governance Principles. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The business and affairs of the Company are managed under the direction of the Board in accordance with Marshall Islands law. The Board’s principal responsibilities are to provide direction, oversight and counsel to the Company’s management and to generally maximize the value of the Company for its stockholders.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are posted on the Company’s website https://www.intlseas.com/investor-relations/
governance/governance-documents, and are available in print upon request. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement. Mergers and other business combinations may be approved by the affirmative vote of holders of a majority of outstanding shares of Common Stock (unless the transaction would require the amendment of any provision of the Company’s Articles of Incorporation or By-laws requiring a greater percentage to amend).
Board Leadership Structure. The Corporate Governance Guidelines provide that the Board selects the CEO of the Company and may select a Chairman of the Board (the “Chairman”) in the manner it considers in the best interests of the Company. The Guidelines provide that if the Board determines that there should be a Chairman, he or she may be a non-management director or the CEO. The Company currently separates the role of CEO and Chairman.
The CEO and the Chairman are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for the full Board’s consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.
The Board, primarily through its Governance Committee, periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.
Board Oversight of Risk Management. While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.
At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the internal auditors and the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary.

The Governance Committee manages risk associated with Board independence, and corporate governance issues and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. Included in such oversight is a review of the Company’s business resiliency, data privacy and cybersecurity, both onshore and on the Company’s vessels. The Company’s cybersecurity program is based on the National Institute of Standards and Technology cybersecurity framework and related framework developed for the maritime industry. INSW’s information systems have been enhanced in recent years through the implementation of cloud-based architecture and AI machine-learning based security solutions. Management reports to the Governance Committee on the Company’s information systems and security semi-annually and the Company provides a mandatory on-line information security training program to onshore employees annually.
The Compensation Committee annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and the Compensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.
The Sustainability and Safety Committee assists the Board in fulfilling its sustainability oversight responsibilities with respect to environmental and social policies, strategies and programs that have a material impact on the performance of the Company or on any of the Company’s stakeholders.
Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully.
Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.
Sustainability Initiatives. The Board and the Sustainability and Safety Committee regularly engage in discussions relating to sustainability risks and opportunities, including INSW’s response to environmental and climate change-related risks and opportunities. The Company’s management team, led by the Chief Executive Officer, has the day-to-day responsibility to execute the action plans as approved by the Board of Directors. The Company is committed to meeting sustainability principles as a part of its core culture. Accordingly, INSW strives to meet, and when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry, as described in greater detail in the 2024 Annual Report. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time.
Independence. Under the Corporate Governance Guidelines, which incorporate standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Ms. Lois K. Zabrocky and Mr. Craig H. Stevenson, Jr. have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board, because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In addition, the Board has determined that all of the nominees other than Ms. Lois K. Zabrocky and Mr. Craig H. Stevenson, Jr. are independent for purposes of serving on the Audit Committee. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “— Related Party Transactions” below.
Executive Sessions of the Board. To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Meetings of the Board. The Board held nine meetings during 2024. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.
Annual Meetings of Stockholders. Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. All of the current directors attended the Annual Meeting of Stockholders in 2024, which was held both in person and “virtually” via live webcast.
Communications with Board Members. Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 600 Third Avenue, 39th Floor, New York, New York 10016. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.
Business Conduct and Governance Policies. The Company has adopted a number of business conduct and governance policies, including the following:
•
A Code of Business Conduct and Ethics, which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics.

•
An Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging or pledging their ownership of securities of the Company.

•
An Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide.

•
An Incentive Compensation Recoupment Policy under which, depending on the circumstances, (i) executive officers of the Company are required to repay or return erroneously awarded compensation to the Company in accordance with clawback rules under the 1934 Act and New York Stock Exchange listing standards and (ii) officers of the Company, in the good faith discretion of the Board of Directors or the Compensation Committee, are required to repay all or a portion of incentive compensation paid to them by the Company.

A current copy of each of these policies is available in print upon request to our Investor Relations department at International Seaways, Inc., 600 Third Avenue, New York, New York 10016 and is posted on the Company’s website at https://www.intlseas.com/investor-relations/governance/
governance-documents/. If the Board grants any waivers from the Code of Business Conduct and Ethics to any of our directors or executive officers, or if we amend such policies, we will, if required, disclose these matters through that section of our website on a timely basis.
Other Directorships and Significant Activities. The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. The Corporate Governance Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.
The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board of the Company, to receive the approval of the Governance Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).
If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chair of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.
Related Party Transactions
Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, in order to identify related party transactions, each year the Company requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department review the terms of all related party transactions, and management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved. During 2024 and through the date of this Proxy Statement, the Company did not have any related party transactions.
Committees
The Company has four standing committees of its Board: the Audit Committee, the Governance Committee, the Compensation Committee and the Sustainability and Safety Committee. Each of the Board committees has a charter that is posted on the Company’s website at https://www.intlseas.com/investor-relations/governance/governance-documents and is available in print upon request.
Audit Committee. The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2024, the Audit Committee consisted of Ms. Randee E. Day (Chair), Mr. Ian T. Blackley (until his appointment as Chairman of the Board on November 22, 2024), Mrs. A. Kate Blankenship and Mr. David I. Greenberg. The Board determined that each of Ms. Day, Mr. Blackley and Mrs. Blankenship is an audit committee financial expert, as defined by rules of the Securities and Exchange Commission (the “SEC”) and NYSE. The Audit Committee met five times in 2024.
The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Audit Committee appoints and retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Audit Committee, and the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).
The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.
Governance Committee. The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2024, the Governance Committee consisted of Mr. David I. Greenberg (Chair), Mr. Timothy J. Bernlohr and Mr. Ian T. Blackley (until his appointment as Chairman of the Board on November 22, 2024) and Ms. Randee D. Day (since December 9, 2024). The Governance Committee met seven times in 2024.
The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations, including cybersecurity threats. The Governance Committee’s risk assessment responsibilities include oversight of the Company’s quality of services, the Company’s vessels’ adherence to environmental and regulatory requirements, and an assessment of the scope and amount of the Company’s insurance coverage. The Governance Committee also meets with the General Counsel (in his capacity as compliance officer) in executive session from time to time as needed. As part of its duties, the Governance Committee also aids the Board by providing a review of the Board performance on an annual basis.
The Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Governance Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.
The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:
•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;
•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;
•
high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;

•	absence of conflicts of interest with the Company; and
•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.
As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The average age of the nine (9) current directors is 64.2 years. Three (3) directors are age 59 or younger, two (2) directors are from 60 through 69 years old and four (4) directors are more than 69 years old. Two (2) directors have served as directors for three or less years, two (2) have served from three to six years and five (5) directors have served for six or more years. Three (3) of the nine (9) directors are female. Seven (7) of the directors are “independent” and three (3) are “audit committee financial experts” as defined by the NYSE or the SEC. One director is a member of an underrepresented minority group.
The Governance Committee believes that the nine (9) director nominees have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders.
All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the Annual Meeting. The entire Board recommends that stockholders elect all nominees. All of the nine (9) director nominees for election at the Annual Meeting were previously elected to the Board by the stockholders at the Annual Meeting of Stockholders in 2024.
A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company.
Recommendations must be received by December 31, 2025 in order for a candidate to be considered for election at the 2026 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.
Compensation Committee. The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2024, the Compensation Committee consisted of Mr. Timothy J. Bernlohr (Chair), Ms. Randee E. Day (until December 9, 2024), and Darron M. Anderson (from December 9, 2024) and Mr. Nadim Z. Qureshi (until his resignation as a director in February 2024), and Mrs. A. Kate Blankenship (from February 2024). The Compensation Committee met six (6) times in 2024.
The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers, and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. It annually reviews executive compensation policies and practices and employee benefits, and associated risks. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs. In addition, the Compensation Committee determines the cash and equity compensation of directors, including the Chairman of the Board.
Sustainability and Safety Committee. On December 9, 2024, the Board established the Sustainability and Safety Committee to assist the Board in fulfilling its sustainability oversight responsibilities with respect to environmental and social policies, strategies, and programs. The Sustainability and Safety Committee is required to have no fewer than two members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. After its creation, the Sustainability and Safety Committee consisted of Mr. Ian T. Blackley (Chair), Mr. Darron M. Anderson and Mr. Kristian K. Johansen. The Sustainability and Safety Committee did not meet in 2024 because it was established near the end of 2024. The responsibilities of such committee were previously included in the responsibilities of the Governance Committee.

The Sustainability and Safety Committee monitors and make recommendations to the Board regarding significant energy transition related projects and initiatives, including, projects and initiatives intended to make the Company’s operations more energy efficient or reduce the Company’s greenhouse gas emission impact. It monitors the Company’s compliance with applicable laws and regulations relating to environmental, health and safety matters. As part of its duties, it reviews the Company’s sustainability disclosures, including the Company’s annual Sustainability Report and any material sustainability communication plans or public disclosures.

AUDIT COMMITTEE REPORT
Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”) and the effectiveness of the Company’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at https://www.intlseas.com/investor-relations/governance/
governance-documents.
In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the 2024 Annual Report. Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by U.S. GAAS, including those described in the PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).
The Committee also held discussions with the Company’s internal auditors and reviewed management’s report on the assessment of the effectiveness of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management,and considered the compatibility of non-audit services with the registered public accounting firm’s independence.
Based upon the Audit Committee’s discussions with management and the Company’s internal auditors and independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements and management’s assessment of the Company’s internal control over financial reporting referred to above be included in the 2024 Annual Report for filing with the SEC.

International Seaways, Inc. Audit Committee:

Randee E. Day, Chair
A. Kate Blankenship
David I. Greenberg
April 30, 2025

In accordance with the rules of the SEC, this Audit Committee report does not constitute “soliciting material” and shall not be incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act and shall not otherwise be deemed filed under such Acts.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
The Audit Committee has reappointed Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2025, subject to the ratification of the stockholders at the Annual Meeting. EY has served as the independent registered public accounting firm of the Company since 2017. The lead audit partner for 2024 was appointed in 2022 in accordance with applicable auditor independence policies. As in prior years, management and the Audit Committee engaged in a review of EY in connection with the Audit Committee’s review of whether to recommend that stockholders ratify the selection of EY as the Company’s independent registered public accounting firm for 2025. In that review, the Audit Committee considered, among other factors, (i) the continued independence of EY, (ii) whether retaining EY is in the best interest of the Company and its stockholders, (iii) EY’s known legal risks and significant proceedings that may affect its ability to perform the Company’s annual audit, (iv) EY’s fees and services provided to the Company and (v) the impact of changing independent registered public accounting firms. The Audit Committee considers the appointment of EY to be in the best interest of the Company and its stockholders.
In deciding to engage EY, the Audit Committee reviewed auditor independence and existing commercial relationships with EY, and concluded that EY had no commercial relationship with the Company that would impair its independence.
Representatives of EY will attend the Annual Meeting and be afforded the opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders. If the appointment is not ratified by stockholders, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.
•
Audit Fees. Audit fees incurred by the Company to EY were $1,375,307 in 2024 and $1,251,200 in 2023. Audit fees incurred by the Company to EY for 2024 and 2023 include fees for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2024 and 2023; the review of the financial statements included in the Company’s Forms 10-Q for the respective quarters in the years ended December 31, 2024 and 2023; financial audits and reviews for certain of the Company’s subsidiaries and expenses incurred related to the performance of the services noted above.

•	Tax Fees. Tax fees incurred by the Company to EY were $12,700 in 2024 and $15,000 in 2023. Tax fees relate to the preparation of certain foreign tax returns.
•	All Other Fees. There were no other fees incurred by the Company to EY in 2024 and 2023.
The Audit Committee considered whether the provision of services described above under “Tax Fees” are compatible with maintaining EY’s independence. The Company does not believe that any reasonable concerns about the objectivity of EY in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services in 2024.
The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the action of the Audit Committee of the Board of Directors of the Company in appointing Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2025 be, and it hereby is, ratified and approved.
Recommendation of the Board
The Audit Committee and the Board recommends a vote “FOR” such ratification.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS (PROPOSAL NO. 3)
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2024 as described beginning on the next page of this Proxy Statement in the section titled “Compensation Discussion and Analysis”.
As more fully described in that section, the Company’s executive compensation program is designed to promote the following objectives:
•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;
•
Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;

•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.
The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2024.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2024 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders.
As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.
Recommendation of the Board
The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2024 as disclosed in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis (“CD&A”) discusses our 2024 executive officer compensation program. It describes our compensation philosophy; the objectives of the executive compensation program and policies in 2024; the elements of the compensation program; and how each element fits into our overall compensation philosophy. The Compensation Committee oversees the compensation program design as well as the compensation paid to our executive officers, including under their employment agreements (described below).
The compensation of the executives who constitute INSW’s named executive officers (the “Named Executive Officers” or “NEOs”) is set out in the Summary Compensation Table following this CD&A. In 2024, our NEOs (all of whom were employees of INSW throughout the year) were as follows:

Incumbent	NEOs Position
Lois K. Zabrocky	President and Chief Executive Officer (“CEO”)
Jeffrey D. Pribor	Chief Financial Officer (“CFO”), Senior Vice President & Treasurer(1)
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
Derek G. Solon	Senior Vice President (Chief Commercial Officer)
William F. Nugent	Senior Vice President (Chief Technical and Sustainability Officer)

(1)	Mr. Pribor ceased serving as Treasurer as of January 1, 2025.
2024 Performance
We have a strong and measurable pay for performance philosophy. Accordingly, our operational and financial performance in fiscal years 2022, 2023 and 2024 are important factors in understanding our 2024 executive compensation. Please refer to “Who We Are – 2024 in Review” above for a summary of our recent achievements. INSW posted strong financial results in 2024, as described in our 2024 Annual Report (a copy of which you can obtain as described in “Other Matters” below).
Say-on-Pay Results
INSW has provided stockholders with an annual advisory vote to approve executive compensation since our first annual meeting of stockholders in 2017. In 2024, over 95.8% of the shares that were voted on the proposal to approve executive compensation supported the proposal (excluding broker non-votes).
INSW has a longstanding practice of regularly engaging with its stockholders to ensure alignment of strategic, material, compensatory, and other interests and has benefited from the candid and constructive feedback provided by stockholders through the course of such outreach efforts. The Company has a quarterly engagement program designed to identify and communicate with its top 50 stockholders.
The Company acknowledges the strong support from its stockholders owning more than 95% of its shares which were voted at its 2024 annual meeting and believes the results reflect an endorsement of its existing compensation policies and decisions. If, in the future, dissatisfaction is expressed with our compensation program as we continue engagement in our regular and thorough stockholder outreach, we will consider making adjustments to our program where appropriate to address any such dissatisfaction.
The Company holds an annual say-on-pay vote by its stockholders, whose vote frequency was approved by stockholders in 2023. The Company’s next “say-when-on-pay” vote will be conducted at the 2029 Annual Meeting of Stockholders. The Compensation Committee will continue to engage with stockholders and will consider feedback from them, as well as the results from this years and future advisory votes on executive compensation, when evaluating INSW’s executive compensation program and policies.

Compensation Philosophy, Objectives and Practices
Compensation Philosophy and Objectives
The Company believes that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. INSW further believes that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over both the short- and long-term.
The Company’s compensation program is structured to drive and support these goals, and is designed with the following objectives in mind:

COMPENSATION PROGRAM OBJECTIVES
Overall Objectives	•	Attract, motivate, retain and reward highly talented executives and managers, whose leadership and expertise are critical to our overall growth and success.

	•	Align the interests of our executives with those of our stockholders.

	•	Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

•
Compensate each executive competitively (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.

	•	Discourage excessive and imprudent risk-taking.

	•	Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Pay Mix Objectives	•
Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance. For the 2024 fiscal year, the pay mix at target for the Chief Executive Officer and the average for the other NEOs is displayed below.

Pay-For-Performance Objectives	•
Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:

		–	Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives.

COMPENSATION PROGRAM OBJECTIVES
–
Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the Compensation Committee.

–	Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

–
Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices
Our goal is to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and in conformance with best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates its practices and programs with respect to executive compensation to identify opportunities for improvement. The Compensation Committee believes a significant portion of the NEOs’ total compensation should be variable and “at risk,” based upon Company earnings from shipping operations (“ESO”) achievement, business/operational metrics and individual performance. To accomplish this, the Compensation Committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs to (i) promote the achievement of its annual operating plan and long-term business strategy; (ii) build long-term stockholder value; and (iii) discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.
The following table summarizes key features of our executive compensation program.

WHAT WE DO

Pay For Performance	We align the interests of our executives and stockholders using performance-based annual cash incentive compensation and service and performance-based long-term cash and equity incentive compensation.

Compensation Benchmarking
We compare our executives’ total compensation to a consistent peer group for comparable market data. We evaluate that peer group annually to ensure that it remains appropriate, and we add or remove peers only when our Compensation Committee determines, with the advice of its independent compensation consultant, it is clearly warranted.

Stock Ownership Guidelines	We maintain and track progress against stock ownership guidelines for our executives and non-employee directors.

Anti-Hedging and Anti-Pledging Policies
We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging, pledging and short selling of our stock by all directors, officers and employees.

Compensation Recoupment Policy
Our Incentive Compensation Recoupment Policy, all of our incentive compensation plans and the terms of our equity agreements describe the circumstances pursuant to which (i) Executive Officers are required to repay or return erroneously awarded compensation to the Company in accordance with clawback rules under the 1934 Act and New York Stock Exchange listing standards or (ii) the Board of Directors or the Compensation Committee may, in its good faith discretion, require officers to repay to the Company all or a portion of incentive compensation they receive.

Annual Risk Assessment
We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking.

Independent Compensation Consultant	Our Compensation Committee engages an independent compensation consultant to review and provide recommendations regarding our executive compensation program.
WHAT WE DO NOT DO

Automatic Salary Increases & Bonus Payments	We do not provide for automatic salary or bonus increases.

Excise Tax Gross-Ups	We do not provide for any tax gross-ups.

Executive Benefits / Perquisites
We do not maintain any defined benefit or active supplemental retirement plan; nor do we provide other personal benefits or perquisites to our named executive officers that are not available to all employees other than excess liability insurance coverage.

Supplemental Executive Retirement Plans (“SERPs”)	We do not provide any SERPs.

Dividends	We do not pay dividends on unvested equity awards (other than restricted stock) until, and only to the extent, those awards vest.

Long-Term Incentive Plan	Our long-term equity incentive plan prohibits liberal share recycling and repricing or buyouts of underwater options or stock appreciation rights without stockholder approval.

Roles in Setting Executive Compensation
Role of the Compensation Committee
Structure of the Compensation Committee: During 2024, the Compensation Committee consisted of three members of the Board, Mr. Timothy J. Bernlohr (Chair), Ms. Randee E. Day (until December 2024) and Mr. Nadim Z. Qureshi (until February 2024), each of whom qualified as “independent” under the NYSE listing standards and applicable independence standards under the 1934 Act and the Dodd-Frank Act In February 2024, Mr. Qureshi resigned from the Board of Directors, and Mrs. A. Kate Blankenship was elected a member of the Compensation Committee to fill the vacancy created by Mr. Qureshi’s resignation and qualifies as “independent” under the foregoing standards. In December 2024, Ms. Randee E. Day stepped down from the Compensation Committee, and Mr. Darron M. Anderson was elected a member of the Compensation Committee to fill the vacancy created by Ms. Randee E. Day and qualifies as “independent” under the foregoing standards. Recognizing the importance of independent perspectives, the Compensation Committee regularly meets in executive session, without any members of management present.
Objectives of The Compensation Committee and the Decision-Making Process: The primary goals of the Compensation Committee are to establish the Company’s compensation philosophy and strategy and to ensure that the Company’s executives are compensated in a manner consistent with the articulated philosophy and strategy. The Compensation Committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success of the Company; INSW’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.
Role of Outside Advisors: The Compensation Committee has the authority to engage independent advisors to assist in carrying out its duties. The Compensation Committee has engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on executive and director compensation arrangements and related governance matters. Additionally, LB&Co. assisted management in the preparation of this Proxy Statement.
As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee determined that the work of LB&Co. did not raise any conflict of interest in 2024. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act.
Role of the CEO in Setting CEO and Other Executives’ Compensation
All decisions relating to the compensation of Ms. Zabrocky, INSW’s CEO, are made by the Compensation Committee without her or other members of management present. In making determinations regarding compensation for INSW’s other NEOs and other selected senior executives, the Compensation Committee generally considers the recommendations of the CEO (for all executives other than herself), and the advice received from LB&Co. The CEO recommends the compensation levels for the other NEOs and for all others whose compensation is determined by the Compensation Committee. In making her recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to the other officers and executives (“internal equity”), external equity and assesses retention risks. The CEO’s recommendations are subject to review by and, in some cases modification by, and ultimately approval of, the Compensation Committee or, if and when, sufficiently material, the full Board.
All 2024 compensation decisions (including base salaries, annual incentive and long-term incentive target percentages and annual incentive and long-term incentive performance measures and goals) were made under the auspices of the Compensation Committee. Additionally, the Compensation Committee was responsible for the review and certification of the 2024 performance results that determined the annual incentive and long-term incentive payouts for the NEOs.
Consideration of Compensation Peer Group
The Compensation Committee examines the executive compensation of a group of peer companies to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Compensation Committee reviews the Peer Group with LB&Co. on a regular basis to affirm that the Peer Group comprises companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues and market capitalization), and the competitive marketplace for talent.
While the Compensation Committee believes the data derived from any peer group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case, as there are unique aspects of company performance – for example, work relating to strategic initiatives – that may not apply to peer companies or be apparent based on benchmarking comparisons. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Compensation Committee, therefore, uses the information from the Peer Group for informational and analytical purposes, but does not make compensation decisions based solely on this market data. With this in mind, INSW augments the Peer Group data with publicly available survey data and uses all compensation data in conjunction with annual assessments of corporate and individual performance to make recommendations and decisions on the compensation arrangements applicable to the Company’s NEOs.
2024 Peer Group. The Peer Group for 2024 consisted of 10 publicly traded oil, shipping and transportation companies, with a significant international focus. During 2024, two companies, Eagle Bulk Shipping Inc. and Euronav NV, underwent significant changes. Eagle Bulk Shipping Inc. merged with another company and Euronav NV was acquired by Cmb.Tech NV. As of December 31, 2024, the total revenues of this Peer Group ranged between $393.8 million and $3.4 billion with median revenues of some $1.1 billion. INSW’s total revenues for 2024 were approximately $1.0 billion.
The following 10 companies comprised the 2024 Peer Group:

Algoma Central Corporation	Genesis Energy, L.P.
Dorian LPG Ltd.	Kirby Corporation
Eagle Bulk Shipping Inc.	Matson, Inc.
Cmb.Tech NV (f/k/a Euronav NV)	Tidewater Inc.
Genco Shipping & Trading Limited	TORM plc

2025 Peer Group. In February 2025, the Compensation Committee decided and approved that the Peer Group for 2025 would be as follows:

Algoma Central Corporation	Kirby Corporation
Bristow Group Inc.	Landstar System, Inc.
Dorian LPG Ltd.	Matson, Inc.
Excelerate Energy, Inc.	Tidewater Inc.
Genco Shipping & Trading Limited	TORM plc
Genesis Energy, L.P.	World Kinect Corporation
Helix Energy Solutions Group, Inc.

Elements of the 2024 Executive Officer Compensation Program
The Compensation Committee reviews each element of compensation annually to ensure it aligns with our compensation philosophy and objectives, as well as to assess INSW’s executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:
•	Base salary
•	Annual (performance-based cash) incentive compensation
•	Long-term (equity) incentive compensation
•	Severance arrangements
•	Retirement benefits generally available to all employees
•	Welfare and similar benefits (e.g., medical, dental, disability and life insurance) available to all employees
INSW seeks to provide competitive “fixed” compensation in the form of base salary while emphasizing a pay-for-performance culture in which we place a larger portion of total compensation “at-risk” in the form of annual performance-based cash incentives (which will only be paid if INSW achieves specified performance goals) and long-term equity incentives (which vest over a multi-year period and, in certain cases, also depend on the achievement of specific performance goals).

Base Salary
We strive to pay base salaries that are market competitive to attract talented executives and to provide a secure fixed level of compensation to our executives and managers. The Compensation Committee reviews the base salaries of the executive officers and compares them to the salaries of senior management among the Peer Group companies, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of our program. Based on its own experience and that comparison, the Compensation Committee determines whether the NEO salaries, taken together with other elements of compensation, are at levels sufficient to attract, motivate, retain and reward the executives who are essential to leading the Company and driving stockholder value.
Annual adjustments in base salary, if any, consider individual performance, position duties and responsibilities, internal equity and external market practices. The Compensation Committee generally relies on the CEO’s evaluation of each NEO’s performance (other than her own) in deciding whether to recommend and/or approve merit increases for any NEOs in a given year. In those instances where the duties and responsibilities of a NEO change, the CEO may recommend any adjustments believed to be warranted, and the Compensation Committee will consider all the factors above in determining whether to approve any such changes.
With respect to those employees who were NEOs in 2024 and based on the factors and criteria described above, increases in base salary from 2023 to 2024 for Ms. Zabrocky, Messrs. Pribor, Small, Solon and Nugent were 6.7%, 5.2%, 4.7%, 6.1% and 6.1% respectively. The following table summarizes 2024 base salaries for our NEOs.

Name	Position	2024 Salary
Lois K. Zabrocky	President and Chief Executive Officer	$800,000
Jeffrey D. Pribor	Chief Financial Officer, Senior Vice President and Treasurer	$610,000
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary	$555,000
Derek G. Solon	Senior Vice President (Chief Commercial Officer)	$435,000
William F. Nugent	Senior Vice President (Chief Technical and Sustainability Officer)	$435,000

2024 Annual (Cash) Incentive Plan
Pursuant to the Company’s currently effective Management Incentive Compensation Plan (the “MICP”), NEOs are eligible to receive annual cash incentives based upon the achievement of specified annual performance goals, which are established and approved by the Compensation Committee during the first quarter of the performance year. Our annual cash incentive plan, which for the NEOs generally reflects the terms of the annual cash incentive plan available to all employees, is intended to focus our NEOs on our critical, short-term financial and operational goals. As in past years, the financial performance measure for 2024 was ESO. The NEO awards were also based on quantifiable measures of Company performance against certain corporate metrics, business/operational metrics (including safety) and environmental measures, in addition to the achievement of individual performance goals.

ESO is a non-GAAP measure that we use for compensation purposes, defined as income from vessel operations before depreciation and amortization, gains and losses from vessel sales (including impairments), stock compensation expenses and certain other non-cash charges, one-time merger and integration related costs, legal and consulting expenses for shareholder activism-related matters, and third-party debt modification fees, reduced by expenditures for dry dockings and vessel expenditures. INSW establishes ESO threshold goals based on multiple factors, including projected time charter rates that reflects views of the shipping market (including the market’s cyclical nature), and the probability of the resumption of normalized trading patterns and not upon then current war and geopolitical events, such as the continued conflict between Russia and Ukraine and hostilities in the Red Sea. The ESO threshold goals for 2024 ($343.4 million) were higher than for 2023 ($268.3 million). Actual ESO for INSW in 2024 was $514.2 million compared to $670.4 million in 2023. The following table reconciles income from vessel operations for 2024, as reflected in the consolidated statements of operations of the Company for 2024 set forth in the 2024 Annual Report, to ESO:

(Dollars in thousands)
Income from vessel operations	$455,225
Depreciation and amortization	149,440
Gain on sale of vessels, net of impairments	(32,657)
Third-party debt modification fees	168
Legal and consulting expenses for shareholder activism-related matters	1,028
Non-cash stock compensation expense	9,000
Non-cash amortization of a prepaid Directors and officers run off policy related to the Merger	601
Non-cash rent expense	95
582,900
Drydock expenditures	(61,696)
Vessel expenditures (excluding $273.2 million of newbuild and vessel purchase costs and deposits)	(7,014)
Earnings from Shipping Operations (ESO)	$514,190

For 2024, the annual incentive target for Ms. Zabrocky was 125% of her base salary and the annual incentive targets for Messrs. Pribor, Small, Solon and Nugent were 100% of their respective base salaries. Based on the weighting described below, the potential actual incentive payout range for Ms. Zabrocky and Messrs. Pribor and Small was 0% to 142% of target, while for Messrs. Solon and Nugent the range was 0% to 137%.
NEOs have different weights ascribed to their Company ESO, business/operational and individual goals, each of which is a component of the payout calculation. The specific weights were established based on the scope of each NEO’s role and their respective abilities to affect the results and were ultimately recommended by the CEO and approved by the Compensation Committee. The following table sets forth the weights by component and NEO.

Individual	Company ESO	Business/ Operational Metrics	Individual Performance Goals
Ms. Zabrocky	60%	15%	25%
Messrs. Pribor and Small	60%	10%	30%
Messrs. Solon and Nugent	33.3%	33.3%	33.4%

For 2024, each goal was assessed on an achievement scale of between 70% and 130%, with 100% reflecting target level, 130% being the maximum level, and a score of 0% given for achievement below 70%.
•	For ESO achievement, the performance factor (i.e., payout) can range from 0% to a maximum of 150% (corresponding to a 130% ESO achievement level, as detailed below).
•	For the business/operational metrics and individual performance goals, the payout can range from 0% to a maximum of 130% (corresponding with actual achievement level).
•
If the achievement level for ESO is below 70%, the payout on the commercial and operational metrics cannot exceed its target (100%) and the payout on the individual performance goals component (MBO) cannot exceed 50% of the individual performance goals (MBO) target.

•	If the achievement level for the business/operational metrics is below 70%, the performance factor (payout) for this measure is zero, resulting in no bonus being payable in respect of this measure.
•	If the individual performance achievement level for any NEO is below 70%, it would result in no bonus being payable on this metric.
2024 Company ESO Goal. The table below sets forth the ESO performance thresholds at INSW and the corresponding amounts that would be earned (expressed as percentages of target) by the NEOs at each level of achievement.

($ Thousands)		ESO Threshold
Performance Factor (Payout As a % of Target)	% Achievement	2024
50.00%	70%	98,278
58.40%	75%	139,129
66.70%	80%	179,980
75.00%	85%	220,831
83.30%	90%	261,682
91.70%	95%	302,533
100.0%	100%	343,384
108.4%	105%	384,235
116.7%	110%	425,086
125.0%	115%	465,937
133.3%	120%	506,788
141.7%	125%	547,639
150.0%	130%	588,940

In 2024, the ESO result was earnings of $514.2 million which was an achievement of 120% for this metric which corresponded to a performance factor (payout) of 133.3%.
INSW Commercial/Operational Metrics.
For 2024, the INSW business and operational metrics were weighted equally. The business metrics related to the time charter equivalent (“TCE”) performance of INSW’s VLCCs, Aframaxes, Suezmaxes, LR1s and MRs TCE compared with spot TCE rates of competitors or market spot TCE rates published by a third-party maritime research service. Regarding the business metrics as approved in March 2024 they remain unchanged through 2024 as a measure for the NEOs.
The operational metrics included (a) achieving or doing better than the INSW vessel operating budget; (b) vetting observations — a metric that indicates acceptability of our fleet to our customers; (c) total recordable case frequency — a metric that tracks safety within the fleet; (d) time not earning (technical) — a metric that measures operational availability and unplanned off-hire and (e) an environmental performance metric based on propulsion efficiency, which is intended to encourage environmental efficiency consistent with our stated commitment to sustainability initiatives.
The overall INSW performance score for business/operational metrics for 2024 was 104%.

Individual Performance Goals. Each of our NEOs also had individual performance goals established by the Compensation Committee. The individual goals for 2024 covered a broad range of performance indicators that included, among others, the following (although not all goals listed below applied to all NEOs):
•	Identifying, developing and executing business strategy;
•	Achieving revenue, operating expenses and general and administrative expense targets;
•	Enhancing lines of communication with key customers and investors;
•	Evaluating and executing strategic alternatives; merging and integrating where needed;
•	Evaluating financial initiatives, capital allocation choices and balance sheet recapitalization;
•	Further establishing and executing sustainability initiatives, including the Company’s “get to green” initiative ;
•	Reviewing and identifying operational risks and performing risk assessments; and
•
Assessing and engaging in special projects, including additional fleet renewal assessments, business development, scrubber technology implementation and maintenance, capital management, leadership development, ensuring ethics throughout the organization compliance initiatives, insurance projects, risk management, disaster planning, contingency planning, succession planning, cyber security protection and projects, compensation planning and financial strategy and reporting.

After the 2024 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent achieved their individual goals above target levels.
2024 Actual Annual Incentive Paid. Based on the foregoing, the NEOs received the following annual cash incentive awards for 2024, which were paid in March 2025 and is reflected in the compensation paid in this Proxy Statement: Ms. Zabrocky — $1,220,550; Mr. Pribor — $743,468; Mr. Small — $672,105; Mr. Solon — $501,526; and Mr. Nugent – $499,928.
Equity-Based Compensation
INSW’s equity-based compensation program is intended to align the interests of its executives with those of its stockholders, and to focus executives on achieving long-term performance objectives aligned with the Company’s business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value. The MICP became effective as of November 18, 2016 and provided for awards of long-term equity compensation to be made to employees through April 2020 when the Company ceased making awards under such plan. In April 2020, the Company adopted the 2020 Management Incentive Compensation Plan (the “2020 MICP”) and the 2020 Non-Employee Director Incentive Compensation Plan (the “2020 Director Plan”), which provide long-term equity compensation for employees and non-employee directors, respectively, and succeed the MICP and a prior Non-Employee Director Incentive Compensation Plan. The 2020 MICP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, INSW stock. The primary purpose of the 2020 MICP and the 2020 Director Plan is to facilitate the grant of equity and cash incentives to employees (including our NEOs) and equity compensation to non-employee directors of the Company, and to enable the Company to obtain and retain the services of these individuals, which is essential to our long-term success. INSW reserved 1,400,005 shares for issuance under the 2020 MICP (including five shares that were reserved but not granted under the MICP) and 460,774 shares for issuance under the 2020 Director Plan (including 60,774 shares that were reserved but not granted under a prior Non-Employee Director Incentive Compensation Plan). The 2020 MICP contains an anti-dilution provision whereby in the event of certain corporate changes in the Company, outstanding awards may be adjusted, as appropriate, to prevent dilution or enlargement of rights. The terms of the MICP, the 2020 MICP and the 2020 Director Plan are set forth in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 25, 2016, in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 8, 2020 (the “April 2020 Form 8-K”) and in Exhibit 10.2 to the April 2020 Form 8-K, respectively.
The 2025 Management Plan. In April 2025, the Company adopted a new Management Incentive Compensation Plan (the “2025 Management Plan”). and has submitted it for stockholder approval pursuant to this Proxy Statement. Please see Proposal No. 4 (Approval of the International Seaways, Inc. 2025 Management Incentive Compensation Plan) further below in this Proxy Statement, which describes the features of the new plan. Assuming stockholder approval of the 2025 Management Plan, the 2020 MICP will be closed and the remaining 30,687 shares will be added to the 2025 Management Plan.
Consistent with our practices and in each case pursuant to the terms of the MICP, equity awards may be granted from time to time to motivate and retain executives and other key managers and employees and to align their interests with stockholders.
2024 Awards. In March 2024, the Compensation Committee approved the following long-term incentive award date values for Ms. Lois K. Zabrocky and Messrs. Jeffrey D. Pribor, James D. Small III, Derek G. Solon and William F. Nugent:

Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Lois K. Zabrocky	$2,000,000	$—	$1,000,000	$1,000,000
Jeffrey D. Pribor	$1,067,500	$—	$533,750	$533,750
James D. Small III	$693,750	$—	$346,875	$346,875
Derek G. Solon	$543,750	$—	$271,875	$271,875
William F. Nugent	$543,750	$—	$271,875	$271,875

The time-based restricted stock units (“RSUs”) vest and become exercisable in equal amounts on the first, second and third anniversaries of the grant date of March 14, 2024. Each of the RSU and performance-based RSU awards represent 50% of the annual target grant award. The performance-based restricted stock units (“PRSUs”) awards vest as follows: (i) one-half of the target PRSUs vest on December 31, 2026, subject to INSW’s three-year Return on Invested Capital (“ROIC”) performance; and (ii) one-half of the target PRSUs vest on December 31, 2026, subject to INSW’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group. As was noted above under the section “Consideration of Compensation Peer Group”, our compensation peer group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. In order to ensure that we are measuring our relative performance against our closest competitors, the Board has approved the use of a Performance Peer Group, which is not so limited, and can include with respect to the 2024 grants publicly-traded companies incorporated in other jurisdictions. “Performance Peer Group” means the following eight companies: Ardmore Shipping Corporation (NYSE: ASC); DHT Holdings, Inc. (NYSE: DHT); Cmb.Tech NV (NYSE: CMBT); Frontline PLC (NYSE: FRO); Scorpio Tankers Inc. (NYSE: STNG); Tsakos Energy Navigation Limited (NYSE: TNP); Teekay Tankers Ltd. (NYSE: TNK); and TORM plc (NYSE: TRMD). For the avoidance of doubt, if a company has entered bankruptcy (or ceases to have a publicly available trading price by virtue of its stock price failing to meet minimum listing requirements), it shall be treated as having a TSR of nil and shall be ranked last among the Performance Peer Group; if, however, a company ceases to exist (via merger, acquisition or similar transaction) or ceases to have a publicly available trading price (via a going-private transaction or otherwise), that company shall be removed from the Performance Peer Group. Vesting is subject in each case to the Compensation Committee’s certification of achievement of the performance targets no later than March 15, 2027.

The funding formulas applicable to the PRSUs granted in March 2024 are as follows:
•
The cumulative target ROIC for the three-year period is 10.35% (with a minimum threshold performance achievement of 7.35% resulting in 50% of the applicable PRSUs vesting, and a maximum performance achievement of 13.35% resulting in 150% of the applicable PRSUs vesting).

•	TSR performance is described in the following table. If the absolute value of three-year TSR is negative, then the payout for the TSR component of the PRSUs is capped at 100%.

TSR	Threshold	Target	Maximum
Performance Achievement	25th Percentile	50th Percentile	90th Percentile
Payout	50%	100%	150%

The 2022 PRSUs vested on December 31, 2024, based on the achievement of the performance measures with a payout of 150% for half of the grant and with a payout of 100% for the other half of the grant.
Upon termination of employment for any reason, all unvested PRSUs will be forfeited unless the NEO’s respective employment agreement provides otherwise.
2024 Compensation Mix

Based on total target compensation opportunity.
2025 Compensation Decisions
Base Salary Decision:
On March 12, 2025, base salaries for the NEOs were increased for Mr. Pribor (from $610,000 to $625,000) and Mr. Small ($555,000 to $565,000). The base salaries for Ms. Zabrocky and Messrs. Solon and Nugent remained at their 2024 levels as the Compensation Committee determined that their current base salaries were competitive and that no changes were required. Ms. Zabrocky, as President and CEO, does not receive additional compensation for services as a director of the Company.
Annual Incentive Decisions:
The design of INSW’s 2025 annual cash incentive plan is generally consistent with INSW’s 2024 annual cash incentive plan. In 2025, pursuant to the terms of their employment agreements with the Company, as amended, Mr. Pribor’s annual cash incentive plan target increased from 100% to 110% of base salary and Ms. Zabrocky will continue to have a target annual cash incentive equal to 125% of base salary, and Messrs. Small, Solon and Nugent will each continue to have a target annual cash incentive equal to 100% of their base salaries.

Long-Term Equity Awards Decisions:
On March 12, 2025, the Compensation Committee awarded each of the NEOs equity grants of approximately (1) for Ms. Zabrocky, 375% of her base salary; (2) for Mr. Pribor, 175% of his base salary; (3) for Mr. Small, 130% of his base salary; and (4) for Messrs. Solon and Nugent, 150% of their respective base salaries, using in each case a reference stock price based on 20-day VWAP to and including the grant date. These equity grants were divided equally among time-based RSUs and PRSUs.
Employment Agreements with the NEOs
INSW has employment agreements with Ms. Zabrocky and Messrs. Pribor and Small. Under the terms of those agreements, Ms. Zabrocky and Messrs. Pribor and Small are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. Although Messrs. Solon and Nugent do not have formal contractual employment agreements with INSW, they are also entitled to certain compensation arrangements and severance benefits. Please see “Potential Payments Upon Termination or Change in Control” in the “Summary Compensation Data” section of this Proxy Statement. In addition, each NEO (whether or not his or her employment relationship with INSW is governed by a formal contractual employment agreement) is entitled to vacation in accordance with INSW policy, and each of them participates in medical, dental, and life insurance, as well as retirement and other benefit plans as may be in effect from time to time on a similar basis to all other INSW employees. Please see the “All Other Compensation Table” in the “Summary Compensation Data” section of this Proxy Statement. Each of the employment agreements also provides for the possibility of annual equity grants at the discretion of the Board upon recommendation from the Compensation Committee.
Under the terms of the employment agreements for Ms. Zabrocky and Messrs. Pribor and Small, if an executive’s employment is terminated by INSW for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”):
•	any earned, unpaid base salary through the date of termination;
•	any earned, unpaid annual bonus applicable to the performance year prior to the termination;
•	reimbursement of any business expenses not reimbursed as of the date of termination.
If any such executive’s employment is terminated by reason of permanent disability or death, INSW will pay the Accrued Payments to the executive or the executive’s estate, and INSW will vest any non-performance-based equity previously granted to the executive that has not yet vested.

The following table summarizes certain terms of the Company’s employment agreements, including the termination provisions in the event of a termination without cause by the Company, or resignation by the executive with good reason, with Ms. Zabrocky and Messrs. Pribor and Small as in effect on December 31, 2024 (and describing amendments to those agreements made during 2024 and 2025):

Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2024	Bonus Target at 12/31/2024	Additional Terms / Amendments to Employment Agreements in 2024 and 2025
Lois K. Zabrocky President and CEO	9/29/14 (originally entered into with OSG; assumed in Spin-Off)	$800,000	125%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	salary continuation for 24 months
					○	a lump sum payment of $1,049,999
○
accelerated vesting of all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination or Change in Control” section

				•	Equity grant target set at 250% of base salary for 2024 and increased to 375% in 2025.
				•	Amended as of March 14, 2024 to increase base salary for 2024 to $800,000.

Jeffrey D. Pribor Senior Vice President, CFO and Treasurer	11/9/16	$610,000 (increasing to $625,000 for 2025)	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control)
					○	a lump sum payment of a pro rata portion of his annual bonus based on actual achievement
					○	accelerated vesting of the outstanding time-based awards that would have vested on the next regularly scheduled vesting date following the termination date
					○	pro-rated vesting of all performance-based RSUs and other equity-based grants, to the extent the applicable performance goals are achieved
				•	Amended as of March 14, 2024 to increase base salary for 2024 to $610,000.
				•	Amended as of March 12, 2025 to increase base salary for 2025 to $625,000.

Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2024	Bonus Target at 12/31/2024	Additional Terms / Amendments to Employment Agreements in 2024 and 2025
James D. Small III Senior Vice President, Chief Administrative Officer, Secretary & General Counsel	2/13/15 (originally entered into with OSG; assumed in Spin-Off)	$555,000 (increasing to $565,000 for 2025)	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
○ salary continuation for 24 months
○ a lump sum payment of $950,000
○
accelerated vesting of all outstanding and unvested time-based options, RSUs and other equity-based grants upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination or Change in Control” section

				•	Amended as of March 14, 2024 to increase base salary for 2024 to $555,000.
				•	Amended as of March 12, 2025 to increase base salary for 2025 to $565,000.

The Company has entered into its standard offer letter with Messrs. Solon and Nugent, except that each of Messrs. Solon and Nugent have an additional letter providing for their years of service to be treated as 26 years of service solely with regard to the terms of the INSW severance plan and the specific terms as described in their equity grant letters.
Additional Information
Benefits
In general, INSW provides benefits to its employees that we believe are important to maintaining a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net for protection against the financial concerns and catastrophes that can result from illness, disability or death.
Under the Savings Plan, INSW will match 100% of the first 6% of a participant’s pre-tax contribution (up to the Internal Revenue Code limit) which for 2024 was $20,700 and for 2025 is $21,000.
On December 26, 2024, the Company’s legacy International Seaways Retiree and Welfare Plan was terminated. All participants (including Ms. Zabrocky) will receive all accrued and unpaid benefits, which are expected to be paid no earlier than 12 months, and no later than 24 months, following the termination date.
INSW does not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than the Savings Plan.
Risk Mitigation
Hedging, Pledging and Insider Trading. INSW’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to his or her securities or pledging securities directly owned by them, regardless of whether such directors and employees have material nonpublic information about INSW. The policy also prohibits INSW directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the 1934 Act. With the approval of INSW’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities laws.
Incentive Compensation Recoupment Policy for Executive Officers. In November 2023, INSW adopted its Incentive Compensation Recoupment Policy that generally provides that (i) executive officers of the Company are required to repay or return erroneously awarded compensation to the Company in accordance with clawback rules under the 1934 Act and New York Stock Exchange listing standards and (ii) if an officer of the Company receives performance-based or time-based incentive compensation during the past five completed fiscal years which the Board of Directors or Compensation Committee, in good faith discretion, determines was erroneously awarded it may require such officer to repay such compensation to the Company.
Stock Ownership Guidelines. INSW encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. INSW has adopted stock ownership guidelines for non-employee directors and executive officers of the Company. As measured on January 1 of each fiscal year, each non-employee director and officer of the Company (including the NEOs) is expected to own a number of shares of INSW common stock priced at the closing price on the last trading day of the prior fiscal year equal to a specified multiple of his or her salary (or, in the case of the independent, non-employee members of the Board, a multiple of his or her annual cash retainer) as follows:
•	President and CEO — 5 × base salary
•	Senior Vice Presidents — 2 x base salary
•	Vice Presidents — 1 x base salary
•	Independent Non-Employee Directors — 3 x annual board service cash retainer
NEOs and independent, non-employee directors are afforded five years from the time they first received an equity grant from INSW to achieve these ownership guidelines. For purposes of satisfying the guidelines, shares of common stock deemed to be owned include (a) stock owned outright by the NEO or non-employee director, his or her spouse and minor children; (b) vested time-based restricted stock or vested time-based RSUs; (c) vested PRSUs where the performance criteria have been satisfied; (d) unvested time based RSUs; and (e) shares of stock held for the NEOs or non-employee director’s benefit in any pension or 401(k) plan. Vested in the money stock options and unvested PRSUs do not count towards satisfying the guidelines. INSW’s directors and executive officers have met these goals.

Report of the Compensation Committee
The Compensation Committee, comprised entirely of independent directors (as defined under applicable U.S. securities laws and NYSE listing standards), has reviewed the CD&A included in this Proxy Statement and discussed that CD&A with management. Based on its review and discussion with management, the Compensation Committee approved the CD&A and recommended to the INSW Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee:

Timothy J. Bernlohr, Chair
Darron M. Anderson
A. Kate Blankenship

April 30, 2025

In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.
Compensation Committee Interlocks and Inside Participation
None of the members of the Compensation Committee has been an officer or employee of INSW. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Compensation Committee.

SUMMARY COMPENSATION DATA
Summary Compensation Table
The following Summary Compensation Table includes individual compensation information for services in all capacities for the Company received by the individuals identified as NEOs of the Company.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Lois Zabrocky President and Chief Executive Officer	2024	$829,808	$—	$1,892,428	$—	$1,220,550	$—	$50,385	$3,993,171
	2023	$748,973	$—	$2,028,776	$—	$1,231,242	$—	$266,375	$4,275,366
	2022	$696,185	$—	$3,497,628	$—	$1,165,490	$—	$49,844	$5,409,147

Jeffrey D. Pribor Senior Vice President, Chief Financial Officer and Treasurer	2024	$632,885	$—	$1,010,052	$—	$743,468	$—	$39,396	$2,425,801
	2023	$579,365	$—	$1,098,219	$—	$765,559	$—	$37,826	$2,480,969
	2022	$546,673	$—	$1,526,674	$—	$734,982	$—	$38,398	$2,846,727

James D. Small III Senior Vice President, Chief Administrative Officer, Secretary and General Counsel	2024	$575,865	$—	$656,352	$—	$672,105	$—	$25,980	$1,930,302
	2023	$529,433	$—	$716,772	$—	$696,335	$—	$32,693	$1,975,233
	2022	$500,202	$—	$1,256,490	$—	$671,000	$—	$31,208	$2,458,900

Derek G. Solon Senior Vice President and Chief Commercial Officer	2024	$451,250	$—	$514,469	$—	$501,526	$—	$25,482	$1,492,727
	2023	$409,327	$—	$554,511	$—	$489,005	$—	$24,207	$1,477,050
	2022	$374,192	$—	$941,408	$—	$395,912	$—	$49,844	$1,761,356

William F. Nugent Senior Vice President and Chief Technical and Sustainability Officer	2024	$451,250	$—	$514,469	$—	$499,928	$—	$50,109	$1,515,756
	2023	$409,327	$—	$554,511	$—	$480,309	$—	$48,593	$1,492,740
	2022	$374,192	$—	$941,408	$—	$395,912	$—	$49,844	$1,761,356

(1)	The salary amounts reflect the actual gross salary received during the year. This exceeds base compensation solely due to the timing of pay periods.
(2)
On March 14, 2024, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received time-based equity awards. One-third of these awards vests on each of the first, second and third anniversaries of the grant date of the award. The 2024 amounts in this column represent the aggregate grant date fair value of the RSU awards calculated in accordance with accounting guidance as follows: Ms. Zabrocky — $1,000,880, Mr. Pribor — $534,216, Mr. Small — $347,120, Mr. Solon — $272,102, and Mr. Nugent — $272,102.

(3)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on March 14, 2024. The performance awards vest in full on December 31, 2026, subject to the Compensation Committee’s certification of achievement of the performance measures and targets. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2026 and in any event no later than March 15, 2027. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded. The 2024 amounts in this column represent the aggregate grant date fair value of the PRSU award at target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $891,548, Mr. Pribor — $475,836, Mr. Small — $309,232, Mr. Solon — $242,366 and Mr. Nugent — $242,366. The aggregate grant date fair value of the PRSUs at maximum level of payout is as follows: Ms. Zabrocky – $1,337,322, Mr. Pribor – $713,753, Mr. Small – $463,848, Mr. Solon – $363,549 and Mr. Nugent – $363,549. For information with respect to grant date fair values, see Note 12. “Capital Stock and Stock Compensation” to INSWs consolidated financial statements included in INSW’s 2024 Annual Report.

(4)
The amounts in this column for 2024, 2023 and 2022 reflect the amounts paid in 2025, 2024 and 2023 under the Company’s Cash Incentive Compensation Plan for performance in 2024, 2023, and 2022, respectively.

(5)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table
The following table describes each component of the All Other Compensation column for 2024 in the Summary Compensation Table.

Name	Savings Plan Matching Contribution(1)	Life Insurance Premiums(2)	Other(3)	Total
Lois K. Zabrocky	$20,700	$1,158	$28,527	$50,385
Jeffrey D. Pribor	$20,700	$753	$17,943	$39,396
James D. Small III	$20,700	$1,158	$4,122	$25,980
Derek G. Solon	$20,700	$1,158	$3,624	$25,482
William F. Nugent	$20,700	$1,158	$28,251	$50,109

(1)	Constitutes INSW’s matching contributions under the Savings Plan.
(2)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(3)
Includes the following amounts for each NEO under plans and arrangements generally maintained by us for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $24,903 for Ms. Zabrocky, $14,319 for Mr. Pribor, $498 for Mr. Small, $0 for Mr. Solon and $24,627 for Mr. Nugent, (b) long-term and short-term disability plan premiums for each NEO of $735; and (c) a premium for excess liability insurance coverage for each NEO of $2,889.

Grants of Plan-Based Awards
The following table lists the INSW equity and non-equity incentive plan awards granted in fiscal year 2024 to the NEOs under the 2020 MICP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Stock Units(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Lois K. Zabrocky	3/14/2024	$500,000	$1,000,000	$1,420,000	9,520	19,040	28,560	19,039			$$1,892,428
Jeffrey D. Pribor	3/14/2024	$305,000	$610,000	$866,200	5,081	10,162	15,243	10,162			$$1,010,052
James D. Small III	3/14/2024	$277,500	$555,000	$788,100	3,302	6,604	9,906	6,603			$$656,352
Derek G. Solon	3/14/2024	$217,500	$435,000	$595,950	2,588	5,176	7,764	5,176			$$514,469
William F. Nugent	3/14/2024	$217,500	$435,000	$595,950	2,588	5,176	7,764	5,176			$$514,469

(1)	Amounts actually paid under these awards for 2024 are set forth above under “ – Elements of the 2024 Executive Officer Compensation Program – 2024 Actual Annual Incentive Paid.”
(2)
In 2024, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on March 14, 2024. These performance awards vest in full on December 31, 2026, subject to the Compensation Committee’s certification of achievement of the performance measures. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2026 and in any event no later than March 15, 2027. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded.

(3)	These grants comprise time-based RSUs. The grants made on March 14, 2024 vest in equal installments on the first, second and third anniversaries of the date of grant.
(4)	For information with respect to grant date fair values, see Note 12, “Capital Stock and Stock Compensation” to INSW’s consolidated financial statements included in INSW’s 2024 Annual Report.

Outstanding Equity Awards at Fiscal Year-End
The following table lists outstanding INSW equity awards at December 31, 2024 for NEOs under the 2020 MICP.

Name	Year	Option Awards					Stock/RSU Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Lois K. Zabrocky	2021	18,901	—	—	$21.58	3/17/2031		$—	—	$—
	2022	—	—	—	—	—	16,381(2)	$588,733	—(3)	$—
	2022	—	—	—	—	—	26,209(2)	$941,951	—	$—
	2023	—	—	—	—	—	13,020(4)	$467,939	19,530(5)	$701,908
	2024	—	—	—	—	—	19,039(6)	$684,262(6)	19,040(7)	$684,298

Jeffrey D. Pribor	2017	17,442	—	—	$19.13	3/29/2027
	2018	28,995	—	—	$17.46	4/4/2028
	2019	31,289	—	—	$17.21	4/5/2029
	2020	26,342	—	—	$21.93	4/2/2030
	2021	26,713		—	$21.58	3/17/2031
	2022	—	—	—	—	—	7,717(2)	$277,349(3)	— (3)	$
	2022	—	—	—	—	—	10,291(2)	$369,859	—	$—
	2023	—	—	—	—	—	7,048(4)	$253,305	10,572(5)	$379,958
	2024	—	—	—	—	—	10,162(6)	$365,222	101,162(7)	$365,222

James D. Small III	2021	10,187	—	—	$21.58	3/17/2031
	2022	—	—	—	—	—	5,885(2)	$211,507(3)	— (3)	$
	2022	—	—	—	—	—	9,416(2)	$338,411	—	$—
	2023	—	—	—	—	—	4,600(4)	$165,324	6,900(5)	$247,986
	2024	—	—	—	—	—	6,603(6)	$237,312	6,604(7)	$237,348

Derek G. Solon	2020	3,673	—	—	$21.93	4/2/2030
	2021	9,324	—	—	$21.58	3/17/2031
	2022	—	—	—	—	—	4,410(2)	$158,495(3)	— (3)	$
	2022	—	—	—	—	—	7,054(2)	$253,521	—	$—
	2023	—	—	—	—	—	3,559(4)	$127,910	5,338(5)	$191,848
	2024	—	—	—	—	—	5,176(6)	$186,025	5,176(7)	$186,025

William F. Nugent	2022	—	—	—	—	—	4,410(2)	$158,495(3)	— (3)	$
	2022	—	—	—	—	—	7,054(2)	$253,521	—	$—
	2023	—	—	—	—	—	3,559(4)	$127,910	5,338(5)	$191,848
	2024	—	—	—	—	—	5,176(6)	$186,025	5,176(7)	$186,025

(1)	Based on the closing price of INSW common stock of $35.94 on December 31, 2024.
(2)	These unvested RSUs vested on April 7, 2025.
(3)
These PRSUs vested on December 31, 2024, subject to achievement of the performance measures with a maximum payout of 150% for half of the grant and with a payout of 100% for the second half of the grant.

(4)	One-half of these RSUs vested on March 8, 2025. The remaining half will vest on March 8, 2026, subject to accelerated vesting in the event of certain terminations of employment.
(5)	These PRSUs will vest on December 31, 2025, subject to performance achievement. The PRSUs have a maximum payout of 150% of target.
(6)
One-third of these RSUs vested on March 14, 2025. The remaining two-thirds will vest ratably on each of the second and third anniversaries of March 14, 2024, subject to accelerated vesting in the event of certain terminations of employment.

(7)	These PRSUs will vest on December 31, 2026 subject to performance achievement. These PRSUs have a maximum payout of 150% of target.

Option Exercises and Stock Vested
The following table provides information regarding the number of options exercised by the NEOs and the number of stock awards that vested during the year ended December 31, 2024 for each of the NEOs.

	Option Awards		RSU/Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting(4)
Lois K. Zabrocky	38,271	$1,233,584	119,208	$4,284,336
Jeffrey D. Pribor	0	$0	54,561	$1,960,922
James D. Small III	20,622	$617,069	42,786	$1,537,729
Derek G. Solon	0	$0	31,916	$1,147,061
William F. Nugent	4,662	$185,128	31,916	$1,147,061

(1)
Ms. Zabrocky exercised stock options on March 1, 2024 in the amounts of 19,370 and 18,901. Mr. Small exercised stock options on January 17, 2024 in the amounts of 10,438 and 10,184. Mr. Nugent exercised stock options on May 8, 2024 in the amount of 4,662.

(2)
The value realized on exercise is the difference between the market value of the shares on the exercise date and the exercise price of the option, multiplied by the number of options shown in the table.

(3)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent had RSUs vest on March 8, 2024, March 17, 2024 and April 7, 2024 in the amounts of (a) 6,510, 8,689, and 42,586, respectively, for Ms. Zabrocky; (b) 3,524, 4,093 and 18,006, respectively, for Mr. Pribor; (c) 2,300, 3,122 and 15,298, respectively, for Mr. Small; (d) 1,779, 2,143 and 11,462, respectively, for Mr. Solon and (e) 1,779, 2,143 and 11,462, respectively, for Mr. Nugent. Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent all had PRSUs vest on December 31, 2024 in the amounts of 61,423, 28,938, 22,066, 16,532 and 16,532.

(4)
The value realized on vesting is calculated by multiplying the number of shares shown in the table by the closing market price of the Company’s common stock as of December 31, 2024, which was $35.94 per share.

Nonqualified Deferred Compensation
There was no deferral of compensation on a non-tax qualified basis during 2024.

Potential Payments Upon Termination or Change in Control
The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination had occurred on December 31, 2024, in each case conditioned upon continued compliance with certain restrictive covenants and the delivery of a release to the Company. At December 31, 2024, Mr. Pribor was eligible for normal retirement at age 65 and not entitled to any other benefits. The table is pursuant to plans that do not discriminate in favor of executive officers and that are generally available to all salaried employees, such as the Savings Plan.

Event(1)	Lois K. Zabrocky	Jeffrey D. Pribor	James D. Small III	Derek G. Solon	William F. Nugent
In Voluntary Termination Without Cause or Voluntary Resignation for Good Reason, Including in Connection with a Change in Control
Cash Severance Payment(2)	$1,600,000	$915,000	$1,110,000	$435,000	$435,000
Pro Rata Bonus Payment(3)	$1,000,000	$610,000	$555,000	$0	$0
Bonus Payment(4)	$0	$0	$0	$435,000	$435,000
Equity Awards(5)	$2,682,813	$2,073,128	$952,518	$0	$0
Lump Sum Payment	$1,049,999	$0	$950,000	$0	$0
Total	$6,332,812	$3,598,128	$3,567,518	$870,000	$870,000

Death/Disability
Pro Rata Bonus Payment	$0	$610,000(6)	$0	$0	$0
Equity Awards	$0	$0	$0	$0	$0
Total	$0	$610,000	$0	$0	$0

(1)	The values in this table reflect estimated payments associated with various termination scenarios.
(2)
This reflects a cash severance payment equal to 24 months of base salary for Ms. Zabrocky and Mr. Small per the terms of their respective employment agreements. Mr. Pribor is entitled to 18 months of base salary plus target bonus if the separation is without cause or for good reason and due to a change in control as shown in this table and 12 months of base salary plus target bonus if he is terminated without cause or resigns with good reason without a change in control per the terms of his employment agreement. Messrs. Solon and Nugent are entitled to 12 months of base salary plus target bonus.

(3)
For Ms. Zabrocky and Messrs. Pribor and Small a pro-rata target bonus is provided for in their respective employment agreements. The amounts listed assume a termination of employment occurs on the last business day of the year. For Mr. Pribor the pro-rata target is to be based on actual Company performance (other than for individual goal metrics, which are calculated at target) if no bonus payment is made to other executive officers of the Company in respect of the year in which the separation from service occurs due to business unit and company performance objectives not being met, then no amount shall be payable to Mr. Pribor.

(4)	Messrs. Solon and Nugent are entitled to receive a 12-month bonus calculated at target for the year if terminated.
(5)
For Ms. Zabrocky and Mr. Small all option shares and time based RSUs (and any other equity-based grant or cash in lieu of grants that is not performance-based) granted to Ms. Zabrocky and Mr. Small, to the extent not otherwise vested, shall vest as of the separation date, as applicable. The unvested PRSUs will be forfeited in the event of termination. As of December 31, 2024, Ms. Zabrocky had 74,647 unvested RSUs. Mr. Pribor had 35,217 unvested RSUs. Mr. Small had 26,503 unvested RSUs. For Mr. Pribor, those unvested RSUs and stock options that otherwise would have vested on the next regularly scheduled vesting date following the separation will vest upon the separation date. For RSUs, this will amount to 7,717, 10,290, 3,524 and 3,387 units vesting at $35.94 for April 7, 2022, March 8, 2023 and March 14, 2024 respectively, for actual value of $895,553. For PRSUs, Mr. Pribor will receive a number of unvested units prorated for the number of weeks actually worked. The number of unvested units reflected herein for Mr. Pribor includes for the 2024 PRSUs,10,162 multiplied by the number of weeks worked, 41, divided by total weeks in the period 146, at a rate of $35.94 for a total of $102,562. For 2023, PRSUs are 10,572 multiplied by the number of weeks worked, 94, divided by total weeks in the period of 147, at a rate of $35.94 for a total of $242,966. For 2022, PRSUs are 23,151 multiplied by number of weeks worked, 142, divided by total weeks in the period of 142, at a rate of $35.94 for a total value of $832,047. Messrs. Solon and Nugent would be entitled to vesting of their unvested time-based RSUs and unvested stock options if the separation is for “good reason” and within 12 months of a “change in control”; otherwise, the unvested RSUs and unvested stock options shall immediately be forfeited (as reflected above). For Messrs. Solon and Nugent all PRSUs shall immediately be forfeited on the separation date.

(6)
Regarding Mr. Pribor being of eligible retirement age, over age 65, he will receive his contractual amounts shown above. He will not receive any other retirement benefits from the company. Upon Mr. Pribor’s disability, Mr. Pribor, or in the case of his death, his estate, is entitled to receive the pro-rata portion of his annual bonus at target for the year of termination. The amount listed in the table reflects his disability or death occurring on December 31, 2024, the last business day of the year.

Pay Ratio Disclosure
The compensation of the Company’s median employee (“Median Employee”) was determined by reviewing the amount of compensation paid to each of the Company’s full-time and part-time employees, of which 68 (not including the CEO) were located in its New York and Houston offices, all of whom were employed by the Company, and the 3,103 seafarers who had been employed on the Company’s vessels for one or more days during the year ended December 31, 2024. The Company’s seafarers are hired by its technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of the Company, and include employees from various non-U.S. jurisdictions, including in particular the Philippines, India, Russia, China, Bangladesh, Croatia, Estonia, Georgia, Latvia, Turkey, Ukraine and Italy. In determining the compensation paid to the CEO and the Median Employee, the Company used the data as shown in its payroll records including base salary, bonuses (including equity awards), seniority payments, performance bonuses, welfare costs, healthcare payments and other benefits paid by or on behalf of the Company. While the number of days worked by the Company’s seafarers ranged from 2 to 353 days in 2024, the Median Employee worked approximately 252 days. Our CEO had annual total compensation of $3,993,171 and our Median Employee had annual total compensation of $21,674. Therefore, our CEO’s annual total compensation in 2024 was approximately 184 times that of the median of the annual total compensation of our Median Employee.

Pay vs. Performance
The following table provides information in understanding NEO compensation and Company performance as required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income/(Loss) (millions)	Earnings from Shipping Operations (ESO) (millions)(6)
					Total Shareholder Return	Peer Group Total Shareholder Return(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$3,993,171	$2,725,636	$1,841,147	$1,391,984	$180.44	$177.00	$416.72	$514.19
2023	$4,275,366	$5,922,656	$1,856,498	$2,412,331	$202.40	$184.00	$556.45	$670.43
2022	$5,409,147	$10,805,863	$2,207,085	$3,985,834	$141.60	$128.71	$387.90	$484.22
2021	$3,052,550	$2,366,989	$1,342,210	$1,121,434	$53.94	$94.52	$(134.67)	$(15.23)
2020	$3,374,108	$1,229,503	$1,386,334	$561,587	$55.57	$68.38	$(5.53)	$159.22

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Ms. Lois Zabrocky (who was our President and Chief Executive Officer for all years presented) in the “Total” column of the Summary Compensation Table (“SCT”).

(2)	The dollar amounts reported in column (c) represent the amount of compensation actually paid to Ms. Zabrocky, as computed in accordance with Item 402(v) of Regulation S-K (“CAP”).
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our non-CEO NEOs as a group in the “Total” column of the SCT for each applicable year. The non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Messrs. Jeffrey D. Pribor, James D. Small III, Derek G. Solon and William F. Nugent.

(4)	The dollar amounts reported in column (e) represent the average amount of CAP for the non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K.
(5)
The dollar amounts reported in column (g) show changes over our past four fiscal years in the value of $100 (assuming reinvestment of dividends), invested in a market-capitalization weighted index of our 2024 Peer Group, which consists of publicly traded companies used to determine target compensation for 2024, as described above in “Compensation Discussion and Analysis.” Compared to the 2023 Peer Group approved in March 2023 for 2023 compensation setting, in 2024, DHT Holdings, Inc. and Pangaea Logistics Solutions, Ltd. were removed pursuant to the criteria outlined in “Compensation Discussion and Analysis,” in consultation with LB&Co. The 2023 Peer Group as disclosed in our 2024 Proxy Statement included – Algoma Central Corporation, DHT Holdings, Inc., Dorian LPG Ltd., Eagle Bulk Shipping Inc., Cmb.Tech NV, Genco Shipping & Trading Limited, Genesis Energy, L.P., Kirby Corporation, Matson, Inc., Pangaea Logistics Solutions, Ltd., Tidewater Inc., and TORM plc. Had the 2023 Peer Group been used to calculate cumulative TSR in 2020, 2021, 2022, 2023 and 2024, Peer Group TSR would have been $69.36, $93.90, $130.01, $184.47 and $177.54, respectively.

(6)	The dollar amounts reported in column (i) represent ESO as defined and presented in the CD&A above.
Most Important Market Measures
1. Earnings from Shipping Operations
2. Return on Invested Capital
3. Total Shareholder Return
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO

Year	2024
Summary Compensation Table Total	$3,993,171
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($1,892,428)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$1,189,163
(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($695,198)
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—
Plus: Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$130,928
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—
Compensation Actually Paid	$2,725,636

Our PEO does not have any accumulated benefit under any defined benefit or actuarial pension plans; accordingly, we did not deduct or add any amounts with respect to defined benefit pension plans in calculating CAP to the PEO.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs

Year	2024
Summary Compensation Table Total	$1,841,147
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($673,836)
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$423,424
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($238,212)
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	$39,461
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—
Compensation Actually Paid	$1,391,984

Our non-PEO NEOs do not have any accumulated benefit under any defined benefit or actuarial pension plans; accordingly, we did not deduct or add any amounts with respect to defined benefit pension plans in calculating CAP to non-PEO NEOs.
For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the relevant fiscal year(s). For more information, please see the notes to our financial statements in our Annual Report on Form 10-K and the footnotes to the Summary Compensation Table of this proxy statement.

Fiscal Year 2024
Restricted Stock Units
Stock Price	$35.94 - $53.76
Performance Share Units
Financial Metric Multiplier	69% - 150%
TSR Realized Performance (Percentile)	63P
Volatility	31.1% - 35.4%
Risk-Free Interest Rate	4.1% - 4.2%
Stock Options
Expected Term (years)	1.2
Strike Price	$21.58
Volatility	42.2%
Dividend Yield	10.2%
Risk-Free Interest Rate	4.9%

CAP vs. TSR
$211.28
$180.44
$202.40
$151.98
$172.19
$141.60
$62.00
$56.59
$10.8M
$55.57
$53.94
$5.9M
$4.0M
$2.4M
$2.7M
$1.2M
$0.6M
$1.1M
$2.4M
$1.4M
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Company TSR
Peer Group TSR

CAP vs. Earnings from Shipping Operations (ESO)
$159.2M
-$15.2M
$484.2M
$670.4M
$514.2M
$1.2M
$0.6M
$2.4M
$1.1M
$10.8M
$4.0M
$5.9M
$2.4M
$2.7M
$1.4M
2020
2021
2022
2023
2024
Compensation Actually Paid (CEO)
Avg. Compensation Actually Paid (Non-CEO NEO)
Earnings from Shipping Operations (ESO) (millions)

The Company operates in the maritime tanker shipping industry, which is a highly cyclical business where results often reflect an underlying commodity-based rate environment. Accordingly, the results of our business can fluctuate significantly from time to time, driven by changes in shipping rates and vessel valuations that can be caused by, among other things, geopolitical events, global or regional conflicts, government action and regulatory developments, in the global capital markets, environmental incidents and various other factors discussed in detail in our Annual Report. As part of its effort to appropriately align compensation incentives to management performance, the Compensation Committee annually evaluates and implements both fixed and variable components of compensation. Due, however, to the volatile nature of the industry, variable compensation actually paid can be significantly affected (either positively or negatively) by short-to-medium-term changes in market rates and INSW stock performance.

APPROVAL OF THE INTERNATIONAL SEAWAYS, INC.
2025 MANAGEMENT INCENTIVE COMPENSATION PLAN (PROPOSAL NO. 4)
On April 23, 2025, the Company amended the International Seaways, Inc. 2020 Management Incentive Plan (the “2020 Management Plan”), changing its name to the International Seaways, Inc. 2025 Management Incentive Compensation Plan (the “2025 Management Plan”) in order to (i) increase the number of securities available for issuance under the 2020 Management Plan by 1,300,000 shares of Common Stock, (ii) increase the number of securities that may be issued as incentive stock options under the 2020 Management Plan to 1,300,000 shares of Common Stock, and (iii) extend the expiration date of the 2020 Management Plan to the 10th anniversary of the date of amendment. In so doing, the 2025 Management Plan will promote the interests of the Company and its stockholders by providing certain employees of the Company, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.
Summary of the Management Incentive Compensation Plan
The following summary of the material terms of the 2025 Management Plan is qualified in its entirety by reference to the copy of the 2025 Management Plan attached hereto as Appendix A. Unless otherwise indicated, all capitalized terms in the below summary shall have the meanings given to such terms in the 2025 Management Plan. The 2020 Management Plan is not included in Appendix A but is available on www.sec.gov.
Under the 2025 Management Plan, the Compensation Committee may grant cash-based awards, stock options (both non-qualified and “incentive stock options” within the meaning of Section 422 of the Code, or other equity-based awards (including stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share- denominated performance units) with respect to a number of shares of Common Stock that in the aggregate does not exceed the sum of (i) 1,300,000 shares, plus (ii) the number of shares of Common Stock that, on the day immediately prior to the effective date of the Amended Plan remain available for awards under the International Seaways, Inc. Management Incentive Plan effective as of November 18, 2016, as amended and restated (the “Prior Plan”), which we anticipate will be no more than 77,726 additional shares of Common Stock, plus (iii) the number of shares that, on the day immediately following the effective date of the 2025 Management Plan, remain available for awards under the 2020 Management Plan which we anticipate will be no more than 30,687 additional shares of Common Stock. Incentive awards settled in shares of Common Stock reduce the number of shares available under the 2025 Management plan by one share of Common Stock for every one share of Common Stock subject to such incentive award. The maximum number of shares of Common Stock that may be issued through options designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 1,300,000 shares of Common Stock in the aggregate. The aggregate limit described in this paragraph does not take into account any incentive stock options assumed as of a result of any merger or consolidation involving the Company in which the Company is the surviving corporation.
No more than 1,300,000 shares of stock may be granted to any single employee in any calendar year pursuant to the 2025 Management Plan. The amount paid under the 2025 Management Plan to any single employee in any calendar year with respect to any cash-based award shall not exceed $7,500,000. Shares issued under the 2025 Management Plan may be either newly issued shares or treasury shares, as determined by the Compensation Committee. In the event of any change in the capitalization of the Company, the Compensation Committee will adjust the share limitations described above and the type of securities available for grant under the 2025 Management Plan to the extent deemed appropriate, and in the event of other corporate transactions involving the Company the Compensation Committee will adjust the number and the type of securities underlying outstanding awards, in each case as it considers appropriate in order to prevent dilution or enlargement of rights.
Shares covered by incentive awards will only be counted as used to the extent they are actually issued and delivered to an employee pursuant to the 2025 Management Plan, and will not be counted to the extent any such incentive award is settled in cash, forfeited, cancelled, terminated, or expires or lapses for any reason. Any shares of Common Stock that again become available for future grants shall be added back as one share of Common Stock. In addition, if shares of Common Stock owned by an employee are tendered to the Company to pay any obligation in connection with an incentive award, the number of shares tendered shall be added to the number of shares of Common Stock available for delivery under the 2025 Management Plan. However, the following may not again be made available for issuance as incentive awards: (i) shares not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or option; (ii) shares used to pay the exercise price or withholding taxes related to an outstanding incentive award; or (iii) shares repurchased on the open market with the proceeds of an option exercise price. Shares covered by incentive awards granted pursuant to the 2025 Management Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger also will not count as used under the 2025 Management Plan.
The persons eligible to receive incentive awards pursuant to the 2025 Management Plan are those employees of the Company whom the Compensation Committee shall select from time to time, including officers of the Company, whether or not they are directors. Each incentive award granted under the 2025 Management Plan shall be evidenced by an award agreement. It is currently expected that six employees (including one employee who is also a director) will regularly participate in the 2025 Management Plan, although other individuals may be determined to be eligible to participate from time to time. In total, it is expected that 69 employees, no directors, and five consultants will be eligible to participate in the 2025 Management Plan, subject to the discretion of the Compensation Committee. The closing per share price on the NYSE of a share of the Company’s Common Stock on April 16, 2025, was $31.94.
The Compensation Committee is authorized to grant awards, designating the individuals who will be granted the awards, the type of award, the number of shares or amount of cash underlying such awards and the terms and conditions of such awards from time to time. The Compensation Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board or officers of the Company to grant awards to persons who are not executive officers of the Company (within the meaning of Rule 16a-1 of the 1934 Act). The Compensation Committee has the full discretionary authority to administer the 2025 Management Plan, including the authority to interpret and construe any provision of the 2025 Management Plan and the terms of any award granted thereunder.
In the case of any stock options issued under the 2025 Management Plan, the exercise price per share of Common Stock covered by any such option shall be not less than 100% of the fair market value of a share of Common Stock on the date on which such option is granted. Any stock option granted under the 2025 Management Plan shall expire on the ten-year anniversary of the date such option is granted.
Each award agreement will specify the consequences with respect to such award of any termination of employment, leave of absence, and the employee’s death or disability. For purposes of the 2025 Management Plan, a “Change in Control” means: (i) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), other than the Company or any employee benefit plan sponsored by the Company, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total Voting Power of the stock of the Company; or (ii) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than the Company or any employee benefit plan sponsored by the Company acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30 percent or more of the total Voting Power of the stock of the Company; or (iii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election; or (iv) any one Person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of the 2025 Management Plan.
On or after the date of grant of an incentive award under the 2025 Management Plan, except to the extent that the grant of authority to the Compensation Committee to take any of the following actions would cause any tax to become due under Section 409A of the Code, the Compensation Committee may (i) accelerate the date on which any such incentive award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such incentive award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such incentive award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such incentive award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such incentive award; provided, that the dividends or dividend equivalents are subject to the same restrictions and conditions as the incentive award underlying such dividends or dividend equivalents and are payable only if, and no earlier than at the same time as, the underlying incentive award becomes vested. The Company shall not reprice any stock option (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual and any other formal or informal guidance issued by the New York Stock Exchange) without the approval of the stockholders of the Company.
No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any incentive award until the date of the issuance of such shares on the books and records of the Company. Except as otherwise expressly provided in the 2025 Management Plan, no adjustment of any incentive award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in the 2025 Management Plan is intended, or should be construed, to limit authority of the Compensation Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends. At a participant’s request, the Compensation Committee may withhold or permit the participant to tender a portion of the shares underlying an award to satisfy tax withholding obligations incurred in connection with such award.
The Board may at any time suspend or discontinue the 2025 Management Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence does not restrict the Compensation Committee’s ability to exercise its discretionary authority hereunder pursuant to the 2025 Management Plan, which discretion may be exercised without amendment to the 2025 Management Plan. No provision of the 2025 Management Plan shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the 2025 Management Plan, no action taken thereunder may, without the consent of a Participant, adversely affect the Participant’s rights under any previously granted and outstanding incentive award.
The 2025 Management Plan became effective as of April 23, 2025, so long as the Company’s stockholders approve the 2025 Management Plan within twelve months after such date, the date the Board adopted the 2025 Management Plan. Notwithstanding the adoption of the 2025 Management Plan by the Board and approval of the 2025 Management Plan by the Company’s stockholders, the 2020 Management Plan remains in effect but no grants or awards under the 2020 Management Plan may be made after the effective date of the 2025 Management Plan. All grants and awards made under the 2020 Management Plan are governed by the terms of the 2020 Management Plan.
Certain Federal Income Tax Consequences
The following is a brief description of the principal U.S. federal income tax consequences related to options granted under the 2025 Management Plan.
Non-Qualified Options. Generally, a grantee will not be subject to tax at the time a non- qualified option is granted, and no tax deduction is then available to the Company. Upon the exercise of a non-qualified option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid will be included in the grantee’s ordinary income and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will be treated by the grantee or transferee of the non-qualified option as either capital gain or capital loss and, depending upon the length of period following exercise, either short term or long term.
If a non-qualified option provides for issuance of Common Stock subject to restrictions upon exercise, the grantee receiving such restricted stock will not recognize income for tax purposes until the restrictions lapse, unless he or she elects otherwise, as described below. Rather, the grantee will have taxable income upon lapse of the restrictions equal to the amount by which the fair market value of the shares at the time the restrictions lapse exceeds the exercise price paid on exercise, and the Company will generally have a tax deduction in the same amount. Proceeds from the sale of stock sold after the restrictions lapse will be taxable as a capital gain or capital loss, depending upon the amount by which the sale price exceeds or is less than the fair market value of the stock at the time the restrictions lapse.
Alternatively, a grantee who receives Common Stock subject to restrictions can elect to recognize income immediately upon exercise of the non-qualified option, in which case the grantee’s taxable income and the Company’s tax deduction are generally determined at the time of option exercise, as explained in the first paragraph of this section. However, if the grantee subsequently forfeits the stock or is required to sell it to the Company by the terms of the restriction, the grantee’s tax deduction for any loss on the sale will be limited to the amount, if any, by which the exercise price exceeds the amount paid by the Company on such sale.
If the grantee pays the exercise price, in whole or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. No gain or loss is recognized on delivery of the previously acquired shares to the Company, and shares received by the grantee equal in number to the previously acquired shares so exchanged will have the same basis and holding period for capital gain purposes as the previously acquired shares. Shares received by the grantee in excess of the number of previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income equal to such fair market value is realized, and a holding period beginning as of such date.
Incentive Stock Options. A grantee will not be subject to tax at the time an incentive stock option is granted or exercised, and no tax deduction is available to the Company; however, the grantee may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the incentive stock option over the exercise price paid. Upon disposition of the shares acquired upon exercise of an incentive stock option, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the grantee has not disposed of the shares within two years of the date of grant of the option or within one year from the date of exercise and has been employed by the Company at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the grantee disposes of the shares without satisfying both the holding period and employment requirements (a disqualifying disposition), the grantee will recognize ordinary income at the time of the disqualifying disposition to the extent of the excess of the amount realized on such disqualifying disposition over the exercise price paid or, if the disqualifying disposition resulted from a failure to satisfy the holding period requirement, the fair market value of the shares on the date the incentive stock option is exercised (if less). Any remaining gain or loss is treated as a capital gain or capital loss.
If the grantee pays the exercise price, in whole or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. Upon such exchange, and except for disqualifying dispositions, no gain or loss is recognized upon the delivery of the previously acquired shares to the Company, and the shares received by the grantee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period for capital gain or capital loss purposes as the previously acquired shares. Shares received by the grantee in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the shares are issued to the grantee upon exercise of the incentive stock option. If such an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a disqualifying disposition has occurred.
The Company is not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the grantee recognized ordinary income in a disqualifying disposition.
Estimate of New Plan Benefits
Awards under the 2025 Management Plan are discretionary and are not subject to set benefits or amounts. Accordingly, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future under the 2025 Management Plan.
Because the Committee has discretion to grant additional awards pursuant to the 2025 Management Plan, it is not possible to calculate the future value of awards to executive officers at this time. Had the 2025 Management Plan been in place in 2024, awards in 2024 would have been made under those plans instead of the 2020 Management Plan. The table below reflects awards made in 2024 under both the 2020 Management Plan and the Director Plan. See “Summary Compensation Data – Grants of Plan Based Awards” above for additional information about the awards made to NEOs in 2024.

Name	Restricted Shares and Shares Underlying RSUs(1)
Named Executive Officers(2)
Lois K. Zabrocky President and Chief Executive Officer	47,599
Jeffrey D. Pribor Chief Financial Officer and Senior Vice President	24,405
James D. Small III Chief Administrative Officer, Senior Vice President, General Counsel and Secretary	16,509
Derek G. Solon Vice President (Chief Commercial Officer)	12,940
William F. Nugent Vice President (Head of Ship Operations)	12,940
All 2024 Executive Officers as a Group (6 Persons)	120,198
All Current Non-Employee Directors as a Group (8 Persons)	21,818
All other Employees, including all 2024 Officers who are not Executive Officers, as a Group (20 Persons)	33,998

(1)
For executive officers (including NEOs), comprises both time-based RSUs and PRSUs, with performance-based RSUs at maximum payout of 150%. For non-employee directors, comprises restricted stock. For all other employees who are not executive officers, comprises time-based RSUs.

(2)
Further grants under the 2020 Management Plan were made in March 2025 to the NEOs and one additional executive officer. The shares underlying those grants included, in aggregate, 179,760 shares of Common Stock underlying time-based RSUs and PRSUs at target payout of 100%.

Recommendation of the Board
The Board recommends a vote “FOR” the approval of the International Seaways, Inc. 2025 Management Incentive Compensation Plan as described in this Proxy Statement.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN OTHER BENEFICIAL OWNERS
General
The tables below set forth certain beneficial ownership information with respect to certain individuals and stockholders. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.
Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days (including out of the money options) are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 49,338,204 shares of the Company’s Common Stock outstanding as of the Record Date (April 16, 2025), and excludes any treasury stock.
Directors and Executive Officers
The table below sets forth information as to each current director, director nominee and Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and includes the amount and percentage of the Company’s Common Stock of which each director, director nominee, each Named Executive Officer, and all directors, directors nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the Record Date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

	Shares of Common Stock Beneficially Owned(1)
Name	Number	Percentage
Directors/Nominees
Darron M. Anderson	2,011(2)	*
Timothy J. Bernlohr	46,191(2)	*
Ian T. Blackley	18,356(3)	*
A. Kate Blankenship	16,109(2)	*
Randee E. Day	22,056(2)	*
David I. Greenberg	28,918(2)	*
Kristian K. Johansen	2,011(2)	*
Craig H. Stevenson, Jr.	189,716(4)	0.4%
Lois K. Zabrocky	217,672(5)	0.4%
Named Executive Officers (other than Ms. Zabrocky who is listed above with the other Directors/Nominees)
Jeffrey D. Pribor	196,283(6)	0.4%
James D. Small III	84,479(7)	0.2%
Derek G. Solon	70,390(8)	0.1%
William F. Nugent	62,752	0.1%
All Directors, Director Nominees and Executive Officers as a Group (15 Persons)	969,184(9)	2.0%

*	Less than 0.1%
(1)	Includes shares of Common Stock issuable within 60 days of the Record Date upon the exercise of options owned by the indicated stockholders on that date.
(2)	Includes 2,011 shares of Common Stock that vest on June 10, 2025.
(3)	Includes 3,631 shares of Common Stock that vest on June 10, 2025.

(4)
Includes 2,011 shares of Common Stock that vest on June 10, 2025, and 65,075 shares of Common Stock held by a limited liability company of which Mr. Stevenson is the controlling member and with respect to which Mr. Stevenson disclaims beneficial interest except to the extent of his pecuniary interest therein.

(5)	Includes 18,901 shares issuable upon the exercise of options.
(6)	Includes 130,781 shares issuable upon the exercise of options.
(7)	Includes 10,187 shares issuable upon the exercise of options.
(8)	Includes 12,997 shares issuable upon the exercise of options.
(9)	Includes 174,417 shares issuable upon the exercise of options.
Other Beneficial Owners
Set forth below is information regarding stockholders of the Company’s Common Stock that are known by the Company to have been “beneficial owners” (as defined in regulations of the SEC) of 5% or more of the outstanding shares of the Common Stock as of the Record Date. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC.

	Shares of Common Stock Beneficially Owned*
Name	Number	Percentage
BlackRock, Inc.(1)	6,636,179	13.5%
Dimensional Fund Advisors L.P.(2)	3,198,443	6.5%
Famatown Finance Limited(3)	8,266,856	16.8%
The Vanguard Group(4)	4,389,974	8.9%

*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the Record Date.
(1)
Based on a Schedule 13G filed on January 8, 2025 with the SEC by BlackRock, Inc. (“BlackRock”) with respect to the beneficial ownership of 6,636,179 shares of Common Stock as of December 31, 2024 by BlackRock and certain of its subsidiaries. The address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(2)
Based on a Schedule 13G filed on February 9, 2024 with the SEC by Dimensional Fund Advisors L.P. (“Dimensional”) with respect to the beneficial ownership of 3,198,443 shares of Common Stock as of December 29, 2023 by Dimensional. Dimensional is an investment advisor registered under the Investment Advisors Act of 1940. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(3)
Based on a Schedule 13D filed on April 22, 2024 with the SEC with respect to the beneficial ownership of 8,266,856 shares of Common Stock as of April 17, 2024 by Famatown Finance Limited (“Famatown”), Greenwich Holdings Limited (“Greenwich”) and C.K. Limited (“CK”). The address of Famatown and Greenwich is Deana Beach Apartments, Block 1, 4th Floor, 33 Promachon Eleftherias Street, Ayios Athanasias, 4103 Limassol, Cyprus and the address of CK is JTC House, 28 Esplanade, St. Helier, Jersey, Channel Islands JE4 2QP.

(4)
Based on a Schedule 13G filed on November 12, 2024 with the SEC by The Vanguard Group (“Vanguard”) with respect to the beneficial ownership of 4,389,974 shares of Common Stock as of September 30, 2024 by Vanguard and certain of its subsidiaries. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The address of Vanguard and its subsidiaries is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10 percent of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based on material provided to the Company, all such reports were filed on a timely basis in 2024 and through the date of this Proxy Statement, April 30, 2025, except that Ms. Debra Grillo, the Company’s Treasurer, inadvertently filed her initial report of ownership of common stock late.

OTHER MATTERS
The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth below.
The Company’s 2024 Annual Report is available at https://www.intlseas.com/investor-relations/sec-filing. That 2024 Annual Report does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s 2024 Annual Report upon written request addressed to the Corporate Secretary of the Company at 600 Third Avenue, New York, New York 10016.

By order of the Board of Directors,

JAMES D. SMALL III
Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 30, 2025

APPENDIX A
FIRST AMENDMENT TO

INTERNATIONAL SEAWAYS, INC.

2020 MANAGEMENT INCENTIVE COMPENSATION PLAN
The International Seaways, Inc. 2020 Management Incentive Compensation Plan, effective as of April 2, 2020 (the “Plan”), is hereby amended as of April 23, 2025 as set forth below.
WHEREAS, International Seaways, Inc. (the “Company”) maintains the International Seaways, Inc. 2020 Management Incentive Compensation Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company,
WHEREAS, the Board believes that the number of shares of common stock of the Company remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;
WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase the aggregate number of shares of common stock available for issuance under the Plan along with other amendments to the Plan as set forth herein;
WHEREAS, Section 15 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein; and
WHEREAS, this amendment (the “First Amendment”) will become effective upon approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders and if, for any reason, the Company’s stockholders fail to approve this First Amendment, the existing Plan shall continue in full force and effect.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The Plan will be renamed “International Seaways, Inc. 2025 Management Incentive Compensation Plan.”
2.	The first two sentences of Subsection (a) of Section 3 shall be deleted in their entirety and replaced with the following:
Stock Subject to the Plan. “The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan following the effective date of the First Amendment shall be the sum of (i) 1,300,000 shares of Common Stock plus (ii) the number of shares of Common Stock that, on the day immediately prior to the effective date of the First Amendment, remain available for awards under the International Seaways, Inc. Management Incentive Compensation Plan effective as of November 18, 2016, as amended and restated (the “Prior Plan”), plus (iii) the number of shares of Common Stock that, on the day immediately prior to the effective date of the First Amendment, remain available for awards under the International Seaways, Inc. 2020 Management Incentive Compensation Plan effective as of April 2, 2020 (the “2020 Plan”). Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 1,300,000 shares of Common Stock.”
3.	Section 16 shall be amended to include the following clause at the end thereof:
“(including via offset, withholding, deduction, or other similar means).”
4.	The second sentence of Section 24 shall be deleted in its entirety and replaced with the following:
“This Plan shall remain in effect for a term of ten years following the date on which the First Amendment is effective or until all shares of Common Stock subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 15 hereof.”
Except as set forth above, the Plan is hereby approved and affirmed in all respects.
A-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INSW2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73275-P29278 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL SEAWAYS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Darron M. Anderson
02) Timothy J. Bernlohr
03) Ian T. Blackley
04) A. Kate Blankenship
05) Randee E. Day
06) David I. Greenberg
07) Kristian K. Johansen
08) Craig H. Stevenson, Jr.
09) Lois K. Zabrocky

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's Independent public accountant firm for the year 2025.	☐	☐	☐
3. Approval by an advisory vote of the compensation paid to the Named Executive Officers of the Company for 2024 as described in the Company's Proxy Statement.	☐	☐	☐
4. Approval of the International Seaways, Inc. 2025 Management Incentive Compensation Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (or names) appear(s) above. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V73276-P29278

INTERNATIONAL SEAWAYS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 10, 2025

The undersigned hereby appoints IAN T. BLACKLEY and LOIS K. ZABROCKY, and either of them, proxies, with full power of substitution, to vote all shares of stock of INTERNATIONAL SEAWAYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Tuesday, June 10, 2025 at 2:00 P.M., and also held at the same time virtually at www.virtualshareholdermeeting.com/INSW2025, notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or their substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2025, FOR THE APPROVAL BY AN ADVISORY VOTE OF THE COMPENSATION PAID TO THE NAMED EXCECUTIVE OFFICERS OF THE COMPANY FOR 2024 AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT, FOR THE APPROVAL OF THE INTERNATIONAL SEAWAYS, INC. 2025 MANAGEMENT INCENTIVE COMPENSATION PLAN AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Continued and to be signed and dated on reverse side